MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     CORPORATE OVERVIEW

     MidAmerican Energy Company (the Company or MidAmerican) was formed on July 1, 1995, as a result of the merger of Iowa-Illinois Gas and Electric Company (Iowa-Illinois), Midwest Resources Inc. (Resources) and its utility subsidiary, Midwest Power Systems Inc. (Midwest). Pursuant to the merger, each outstanding share of preferred and preference stock of the predecessor companies was converted into one share of a similarly designated series of MidAmerican preferred stock, no par value. Each outstanding share of common stock of Resources and Iowa-Illinois was converted into one share and 1.47 shares, respectively, of MidAmerican common stock, no par value.

     The Company's utility operations (the Utility) consist of two principal business units: an electric business unit headquartered in Davenport, Iowa, and a natural gas business unit headquartered in Sioux City, Iowa. The Company's corporate headquarters, which includes various staff functions, is in Des Moines, Iowa. InterCoast Energy Company (InterCoast) and Midwest Capital Group, Inc. (Midwest Capital) are the nonregulated subsidiaries of the Company and are headquartered in Des Moines. InterCoast conducts various nonregulated activities of the Company, while Midwest Capital functions as a regional business development company in the utility service territory.

     Management anticipates that the merger will permit the Company to derive benefits from more efficient and economic use of the combined facilities and resources of its predecessors. Savings from avoided costs and cost reductions are estimated to total in excess of $500 million over the next 10 years. Although the Company began realizing some benefits of the merger in 1995, additional benefits and savings will be realized in 1996 and future years. As discussed below, the Company has incurred significant costs related to consummation of the merger, business restructuring and work force reduction.

     The merger is being accounted for as a pooling-of-interests, and the Consolidated Financial Statements included in this Annual Report are presented as if the merger was consummated as of the beginning of the earliest period presented. Portions of the following discussion provide information related to material changes in the Company's financial condition and results of operations between the periods presented, based on the combined historical information of the predecessor companies. It is not necessarily indicative of what would have occurred had the merger actually been consummated at the beginning of the earliest period.

     In January 1996, the Company's Board of Directors approved the formation of a holding company structure. The holding company would have two wholly owned subsidiaries consisting of MidAmerican (utility operations) and InterCoast. Midwest Capital would remain a subsidiary of MidAmerican. The Board of Directors and management believe a holding company structure will provide a more flexible organization better designed to operate in a more competitive environment. Consummation of the holding company structure is subject to approval by holders of a majority of the outstanding shares of the Company's common stock. In addition, certain orders must be received from the Illinois Commerce Commission (ICC), the Iowa Utilities Board (IUB), the Federal Energy Regulatory Commission (FERC), and the Nuclear Regulatory Commission (NRC). Subject to such approvals, each share of MidAmerican common stock will be exchanged for one share of the holding company's common stock. It is management's intent, if possible, to complete the formation of the holding company and share exchange by the end of 1996.

     RESULTS OF OPERATIONS

EARNINGS

     The following tables provide a summary of the earnings contributions of the Company's operations for the past three years:

                                      1995     1994    1993
                                     ------   ------  ------
Earnings (in millions)
   Utility operations............... $124.5   $110.6   $125.5
   Nonregulated operations..........   (2.1)    15.2     13.8
   Income (loss) from
     discontinued operations........    0.4     (5.6)    (3.8)
                                     ------   ------  -------
   Consolidated earnings............ $122.8   $120.2   $135.5
                                     ------   ------  -------
                                     ------   ------  -------

Earnings Per Common Share
   Utility operations...............  $1.24    $1.12    $1.29
   Nonregulated operations..........  (0.02)    0.16     0.14
   Income (loss) from
     discontinued operations........      -    (0.06)   (0.04)
                                     ------   ------  -------
   Consolidated earnings............  $1.22    $1.22    $1.39
                                     ------   ------  -------
                                     ------   ------  -------

     Earnings per share for 1995 were unchanged compared to 1994. Increases in the gross margins of utility electric and natural gas operations favorably affected earnings for 1995. Gross margin is the amount of revenues remaining after deducting electric fuel costs or the cost of gas sold, as appropriate. Decreases in nuclear operations and maintenance costs also favorably affected earnings. Merger-related costs and write-downs of certain nonregulated assets had a significant adverse affect on 1995 earnings.

     The increases in utility gross margins were due primarily to electric and gas service rate increases filed prior to the merger. Recent rate activity is discussed in greater detail later in this section. A portion of the rate increases relate directly to increases in certain operating expenses. The gross margin for electric operations, net of the increase in directly-related operating expenses, contributed $0.26 per share more to earnings in 1995 than in 1994. In addition to increases in electric rates, increased sales due to hot weather in the third quarter of 1995, though offset somewhat by less extreme temperatures in the heating season, resulted in a 3% increase in electric retail sales for 1995 compared to 1994. The gross margin for gas operations, net of the increase in directly-related operating expenses, contributed $0.07 per share more to earnings in 1995 than in 1994. An increase in retail natural gas sales also contributed to the improved gross margin due to colder temperatures in the fourth quarter of 1995 compared to 1994.

     As part of the process of merging the operations of MidAmerican's predecessors, the Company developed a restructuring plan which includes employee incentive early retirement, relocation and separation programs. The restructuring plan, which was completed in 1995, resulted in the elimination of over 700 positions. During 1995 the Company recorded $33.4 million of restructuring costs which included the Company's estimate of the remaining amount of such costs to be incurred. These costs are primarily reflected in Other Operating Expenses in the Consolidated Statements of Income.

     In addition, the Company incurred nonrecurring costs to accomplish consummation of the merger. These "transaction costs," which are included in Other Non-Operating Income, in the Consolidated Statements of Income, totalled $4.6 million in 1995 and $4.5 million in 1994.

     In total, restructuring and transaction costs reduced 1995 earnings by $0.24 per share, while transaction costs reduced 1994 earnings by $0.05 per share.

     Write-downs of certain assets of the Company's nonregulated subsidiaries reduced 1995 earnings by approximately $10.2 million, or $0.10 per share. The pre-tax amount of the write-downs, which is included in Other Non-Operating Income, in the Consolidated Statements of Income, reflects other-than-temporary declines of $18.0 million in the value of those nonregulated investments. The investments are primarily alternative energy projects.

     Earnings for 1994 decreased $15.3 million from the 1993 level due primarily to merger transaction costs in 1994 and recognition of an $11.5 million aftertax gain on the exchange of gas service territory in 1993.

UTILITY OPERATING REVENUES

     ELECTRIC:

     A combination of factors contributed to the $73.0 million increase in electric operating revenues for 1995.

     Various increases in retail electric rates contributed to the increase in electric revenues. In October 1994 and January 1995, the Company implemented rate increases for Iowa energy efficiency cost recovery filings which allow a total increase in electric revenues of $31.7 million over a four-year period.
In August 1995, the Company began collection of $18.6 million over a four-year prospective period related to another energy efficiency cost recovery filing.
In connection with an Iowa electric rate filing, the Company began collecting in January 1995 interim rates representing an increase of $13.6 million in annual electric revenues. A final rate increase in the proceeding, representing an increase of $20.3 million in annual electric revenues, was effective in August 1995. The new rates include a component for the recovery of other postretirement employee benefit (OPEB) costs on an accrual basis instead of the pay-as-you-go basis previously used. Approximately $8 million of the $20.3 million increase in annual revenues relates to additional expensing of OPEB costs. Increases in revenues due to OPEB and energy efficiency costs have an immaterial impact on net income due to corresponding increases in operating expenses.

     An 11% increase in retail sales of electricity for the 1995 third quarter compared to the 1994 third quarter was the main cause of the increase in electric retail sales for 1995. The increase in sales was primarily the result of warmer temperatures which, measured in cooling degree days, were 56% warmer in the 1995 third quarter than in the comparable 1994 quarter.

     The Company has been allowed current recovery from most of its electric utility customers for fuel and purchased power costs through energy adjustment clauses (EACs). As the cost of energy to serve those customers fluctuates, revenues fluctuate accordingly with no impact on gross margin or net income. In 1995, the average energy cost per unit decreased 4.5%. As a result, 1995 revenues collected through the EACs decreased compared to 1994.

     Revenues from sales for resale accounted for $21.2 million of the increase in electric revenues. Sales for resale volumes increased 53% for 1995 compared to 1994. Greater availability of nuclear generating facilities in 1995 increased the amount of energy available for sales for resale. Coal delivery uncertainties also limited the

Company's sales for resale activity in 1994. Sales for resale have a lower margin than other sales and, accordingly, increases in related revenues do not increase net income as much as increases in retail revenues.

     The Company is a 25% owner in Quad-Cities Nuclear Power Station (Quad-Cities Station), which is jointly owned and operated by Commonwealth Edison.
The Company also purchases 50% of the energy of Cooper Nuclear Station (Cooper), which is owned and operated by Nebraska Public Power District (NPPD), through a power purchase agreement which terminates in 2004. NPPD took Cooper out of service on May 25, 1994. Pending satisfaction of the concerns of the NRC, Cooper remained out of service until February 1995 when it returned to service following NRC approval to restart. In May 1995, the Company filed a lawsuit seeking unspecified damages from NPPD related to the 1994-95 Cooper outage. In June 1995, the NRC removed Cooper and the Quad-Cities Station from its list of adversely trending plants.

     Total electric operating revenues for 1994 increased $18.7 million compared to 1993. Electric retail revenues increased $38.2 million in 1994 compared to 1993. The increase in retail revenues was partially offset by a decrease of approximately $20 million in sales for resale revenues. As discussed above, outages at Cooper in 1994 and coal delivery uncertainties limited the Company's sales for resale activity. An increase in retail sales, due mostly to increased sales to general service customers, was the primary cause of the increase in retail revenues. An increase in the cost of energy per unit sold also increased revenues through the EACs in 1994. Rate increases also contributed to the increase in electric revenues for 1994 compared to 1993 as discussed below.

     In July 1993, the Company implemented electric rates for some of its Iowa customers designed to increase annual electric revenues by $6.8 million. Also in July 1993, an annual electric rate increase in Illinois of $9.6 million became effective.

     GAS:

     Gas operating revenues for 1995 decreased $32.4 million compared to 1994. A reduction in revenues collected through the purchased gas adjustment clauses
(PGAs) was the primary cause of the decrease in revenues. This was due to a significant decrease in the average cost of gas per unit sold. Variations in revenues collected through the PGAs reflecting changes in the cost of gas and volumes sold do not affect gross margin or net income.

     An increase in sales and rates offset part of the impact of lower PGA revenues. In January 1995, the Company implemented a gas service rate increase resulting from findings in an Iowa energy efficiency cost recovery filing which allows an increase in gas revenues of $6.7 million over a four-year period. In October 1994, the Company began collecting interim rates for an Iowa gas rate filing representing an increase of $8.2 million in annual gas revenues. A final rate increase of $10.6 million in annual gas revenues was effective in August 1995. Approximately $2.5 million of the $10.6 million increase in annual revenues relates to the recovery of OPEB costs on an accrual basis. Increases in revenues due to OPEB and energy efficiency costs have an immaterial impact on net income due to corresponding increases in operating expenses. Retail sales of natural gas increased slightly due to a 4% increase in residential sales. This was due mostly to colder weather in the fourth quarter of 1995.

     Gas operating revenues for 1994 decreased $47.0 million compared to 1993 due to a decrease in retail natural gas sales. Temperatures, measured in heating degree days, decreased considerably in 1994 compared to 1993, resulting in the decrease in retail sales. In addition, an exchange of gas service territories in the third quarter of 1993 resulted in a decrease in natural gas customers. A reduction in revenues collected through the PGAs also contributed to the decrease in retail revenues. The effect of rate increases partially offset the decrease in revenues due to reduced sales volumes and PGA revenues.

UTILITY OPERATING EXPENSES

     Changes in the cost of electric fuel, energy and capacity (collectively, Energy Costs) reflect fluctuations in generation levels and mix, fuel cost, and energy and capacity purchases. Energy Costs for 1995 increased 8% compared to 1994 due primarily to a 13% increase in total electric sales. The increase in Energy Costs as a result of greater sales of electricity was partially offset by a 5% decrease in the average Energy Cost per unit. Energy Costs for 1994 decreased 2% compared to 1993 due primarily to the reduction in sales for resale. The decrease due to reduced sales of electricity was partially offset by a 7% increase in the average Energy Cost per unit. Part of the fluctuation in the average Energy Cost per unit was due to the changes in the availability of nuclear generation throughout the three-year period.

     Cost of gas sold for 1995 decreased compared to 1994 due to a 15% decrease in the average cost of gas per unit sold. Cost of gas sold decreased in 1994 compared to 1993 due primarily to a 9% decrease in sales which was due in part to a gas property exchange.

     Other operating expenses increased $45.5 million in 1995 compared to 1994 due primarily to costs related to the restructuring plan discussed in the opening section of Results of Operations. Utility operating expenses include $31.9 million of the $33.4 million total restructuring costs. As discussed above, 1995 expenses also include increases from deferred energy efficiency and OPEB costs. The increases for 1995 were partially offset by an $8.6 million reduction in nuclear operations costs. Expenses for 1994 were reduced by $3.0 million due to capitalizing previously expensed energy efficiency costs to comply with the IUB regulation of these costs.

     Other operating expenses in 1994 increased $13.5 million compared to 1993. Increased nuclear operations costs related to extended outages at Cooper and Quad-Cities Station during 1994 contributed to the increase. The increase in nuclear costs was partially offset by the adjustment to energy efficiency costs mentioned above.

     Maintenance expenses decreased $15.9 million in 1995 compared to 1994. Quad-Cities Station maintenance expenses decreased $5.5 million due in part to the 1994 outage. The timing of power plant maintenance and a reduction in various distribution maintenance accounted for much of the remaining variation between years.

     Depreciation expense increased compared to each prior year due primarily to additions to utility plant in service.

NONREGULATED OPERATING REVENUES

     Revenues for the Company's nonregulated subsidiaries decreased $7.8 million for 1995 compared to 1994. A decrease in real estate revenues and reduced revenues due to the impact of the sale of a telecommunications subsidiary in early 1995 accounted for most of the decrease. Revenues from the Company's oil and gas production subsidiary were basically unchanged with increases in gas production volumes and oil prices offsetting decreases due to lower prices for natural gas. A 16% decrease in sales volumes for a nonregulated retail natural gas marketing subsidiary resulted in a $13.9 million decrease in nonregulated gas revenues for 1995. This decrease was offset by $14.2 million in revenues of a wholesale natural gas marketing firm acquired in December 1995.

     Revenues for 1994 increased $36.3 million compared to 1993 due primarily to a $33.4 million increase in revenues from retail sales of natural gas. The increase in retail natural gas sales and revenues for 1994 is attributable primarily to the purchase of the assets of an existing nonregulated natural gas business in January 1994. Higher production volumes reflecting additional acquired reserves and successful drilling results also contributed to the increase in revenues for 1995.

NONREGULATED OPERATING EXPENSES

     Cost of sales includes expenses directly related to sales of oil, natural gas and real estate. The factors discussed above for revenues, including natural gas sales volumes, lower gas prices and reduced real estate sales, also affected the variances in cost of sales for the years 1993 through 1995. Cost of sales for the newly acquired natural gas firm also contributed to the increase in 1995 compared to 1994.

     Other nonregulated expenses increased $3.0 million for 1995 compared to 1994. The 1995 amount includes $1.5 million of expenses for the Company's restructuring plan. The $5.7 million increase in 1994 compared to 1993 was due primarily to expenses of the natural gas marketing business acquired in January 1994.

REALIZED GAINS AND LOSSES ON SECURITIES, NET

     Realized gains and losses on securities decreased $6.9 million for 1995 compared to 1994. The decrease resulted primarily from the sale of a single holding in 1994 which generated a $5.9 million pre-tax gain. During 1993, InterCoast realized significant gains on some of its investments in marketable securities due to the impact of favorable market conditions.

NON-OPERATING INCOME - OTHER, NET

     The adjustments to nonregulated investments discussed at the beginning of Results of Operations were the primary cause of the decrease in Other, Net, for 1995 compared to 1994. In addition, merger transaction costs reduced Other, Net in 1995 and 1994. A gain on the sale of an investment in a leveraged lease in 1994 also contributed to the comparative decrease for 1995 compared to 1994. Gains totalling $8.5 million on the sales of a partnership interest in a gas marketing organization and a telecommunication subsidiary in 1995 partially offset the decreases. The decrease from 1993 to 1994 is due primarily to an $18.5 million pre-tax gain on the exchange of natural gas service territories in 1993.

INTEREST CHARGES

     Increased interest on long-term debt in 1995 compared to 1994 was due primarily to the issuance of $60 million of 7.875% Series of mortgage bonds in November 1994. The decrease in interest on long-term debt from 1993 to 1994 reflects refinancing of several series of long-term debt at lower interest rates in 1993.

DISCONTINUED OPERATIONS

     In 1994, the Company announced its intent to divest its construction subsidiaries and recognized the anticipated loss on disposal. The sale of certain assets of one of the subsidiaries was completed in December 1994, and the sale of the other construction subsidiary was completed in March 1995. Settlement of a construction receivable in the second quarter of 1995 resulted in $0.4 million of income in 1995.

PREFERRED DIVIDENDS

     The decrease in the preferred dividend requirement for 1995 compared to 1994 was due mostly to the redemption of three series of outstanding preferred shares in December 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has available a variety of sources of liquidity and capital resources, both internal and external. These resources provide funds required for current operations, debt retirement, dividends, construction expenditures and other capital requirements.

     For 1995, the Company had net cash provided from operating activities of $382 million and net cash used of $320 million and $54 million for investing and financing activities, respectively.

INVESTING ACTIVITIES

     Utility construction expenditures, including allowance for funds used during construction (AFUDC), Quad-Cities Station nuclear fuel purchases and Cooper capital improvements, were $191 million for 1995. The decrease from the 1994 total of $212 million reflects the Company's efforts to limit construction expenditures.

     Forecasted utility construction expenditures for 1996 are $166 million including AFUDC. The 1996 plan includes $35 million for Cooper capital improvements and Quad-Cities Station nuclear fuel purchases and construction expenditures. For the years 1996 through 2000, the Company forecasts $818 million for utility construction expenditures, $154 million of which is for nuclear expenditures. The Company presently expects that all utility construction expenditures for 1996 through 2000 will be met with cash generated from utility operations, net of dividends.

     In general, decommissioning of a nuclear facility means to safely remove the facility from service and restore the property to a condition allowing unrestricted use. During 1995, the Utility contributed approximately $9 million to an external trust established for the investment of funds for decommissioning the Quad-Cities Station. Based on information presently available, the Utility expects to contribute $45 million to the trust during the period 1996 through 2000. The funds are invested predominately in investment grade municipal, and U.S. Treasury, bonds. In addition, approximately $9 million of the 1995 payments made under the power purchase contract with NPPD were for decommissioning funding related to Cooper. The Cooper costs are reflected in Other Operating Expenses in the Consolidated Statements of Income. Based on NPPD estimates, the Utility expects to pay approximately $54 million for Cooper decommissioning during the period 1996 through 2000. NPPD invests the funds in instruments similar to those of the Quad-Cities Station trust fund. The Company's obligation for Cooper decommissioning may be affected by the actual plant shutdown date and the status of the power purchase contract at that time. The Company currently recovers Quad-Cities Station decommissioning costs charged to Illinois customers through a rate rider on customer billings. Cooper and Quad-Cities Station decommissioning costs charged to Iowa customers are included in base rates, and increases in those amounts must be sought through the normal ratemaking process. Refer to Note 4(d) of Notes to Consolidated Financial Statements (Notes) for additional details regarding decommissioning.

     Capital expenditures of nonregulated subsidiaries were $56 million for 1995. Capital expenditures of nonregulated subsidiaries depend upon the availability of suitable investment opportunities and other factors. For 1996, such expenditures are forecasted to be approximately $85 million, primarily related to InterCoast.

     InterCoast invests in a variety of marketable securities which it holds for indefinite periods of time. For 1995, InterCoast had net cash outflows of $67 million from its marketable securities investment activities. In the Consolidated Statements of Cash Flows, the lines Purchase of Securities and Proceeds from Sale of Securities consist primarily of the gross amounts of these activities, including realized gains and losses on investments in marketable securities.

FINANCING ACTIVITIES

     The Utility currently has authority from the FERC to issue short-term debt in the form of commercial paper and bank notes aggregating $400 million. As of December 31, 1995, the Utility had bank lines of credit of $250 million to provide short-term financing for utility operations. In January 1996, the Utility entered into a $250 million revolving credit facility agreement to replace those lines of credit. The Utility's commercial paper borrowings, which totalled $185 million at December 31, 1995, are currently supported by the revolving credit facility. The Utility also has lines of credit and revolving credit facilities which are dedicated to provide liquidity for its obligations under outstanding pollution control revenue bonds that are periodically remarketed.

     In January 1995, $12.75 million of floating rate pollution control refunding revenue bonds due 2025 were issued. Proceeds from this financing were used to redeem $12.75 million of collateralized pollution control revenue bonds, 5.8% Series, due 2007.

     The Utility has $347 million of long-term debt maturities and sinking fund requirements for 1996 through 2000, $1 million of which matures in 1996.

     The Utility is currently considering several long-term financing options for 1996. Proceeds from those issuances would be used to reduce commercial paper outstanding and to refinance higher cost securities.

     As of December 31, 1995, the Utility had the capability to issue approximately $1.3 billion of mortgage bonds under the current Midwest indenture. The Utility does not expect to issue additional debt under the Iowa-Illinois indenture, but may if necessary.

     During the first six months of 1995, Resources and Iowa-Illinois sold original issue shares of common stock through certain of their employee stock purchase and dividend reinvestment plans. On a MidAmerican share basis, 1,065,240 shares of common stock were issued. The Company has the necessary authority to issue up to 6,000,000 shares of common stock through its Shareholder Options Plan (the Company's dividend reinvestment and stock purchase plan). Since the effective date of the merger, the Company has used open market purchases of its common stock rather than original issue shares to meet share obligations under its Employee Stock Purchase Plan and the Shareholder Options Plan. The Company currently plans to continue using open market purchases to meet share obligations under these plans.

     Subsequent to the consummation of the merger, the Utility made a $55 million equity contribution to InterCoast. In addition, nonregulated businesses not related to regional business development were transferred from Midwest Capital to InterCoast. The equity contribution was then used to extinguish Senior Notes and variable interest rate Notes Payable, thus eliminating several financial relationships between the Company's utility and nonregulated operations.

     One support agreement remains between the Utility and Midwest Capital related to a performance guarantee by Midwest Capital of a joint venture turnkey engineering, procurement and construction contract for a cogeneration project. The project received preliminary acceptance from the owner in 1995, which pursuant to the construction contract, eliminates the potential for liquidated damages being incurred related to the project. Midwest Capital also has $25 million of long-term debt outstanding at December 31, 1995, that matures in 1996 and is supported by a guarantee from the Utility. In addition, Midwest Capital has a $25 million line of credit with the Utility.

     During the third quarter of 1995, InterCoast entered into a $64 million unsecured revolving credit facility agreement which matures in 1998. The facility was used primarily to refinance maturing Senior Notes. InterCoast also has a $110 million unsecured revolving credit facility agreement which matures in 1999.

Borrowings under these agreements may be at a fixed rate, floating rate or competitive bid rate basis. All borrowings under these agreements are without recourse to the Utility. At December 31, 1995, InterCoast had $130 million of debt outstanding under these two revolving credit facility agreements.

     In addition, InterCoast has entered into two floating rate to fixed interest rate swaps each in the amount of $32 million. The interest rate swaps have fixed rates of 5.97% and 6.00%, respectively, and are for three-year and two-year terms, respectively, with an optional third year on the latter.

     InterCoast's aggregate amounts of maturities and sinking fund requirements for long-term debt outstanding at December 31, 1995, are $39 million for 1996 and $287 million for the years 1996 through 2000. Amounts due in 1996 are expected to be refinanced with debt instruments.

     On January 24, 1996, the Company's Board of Directors declared a quarterly dividend on common shares of $0.30 per share payable March 1, 1996. The dividend represents an annual rate of $1.20 per share.

OPERATING ACTIVITIES

     The Utility is subject to regulation by several utility regulatory agencies. The operating environment and the recoverability of costs from utility customers are significantly influenced by the regulation of those agencies. The Company anticipates that changes in the utility industry will create a more competitive environment. Although these anticipated changes may create opportunities, they will also create additional challenges and risks for utilities. The Company is evaluating strategies that will assist it in a more competitive environment.

     A possible consequence of competition in the utility industry is the discontinued applicability of Statement of Financial Accounting Standards (SFAS) No. 71. SFAS 71 sets forth accounting principles for all, or a portion, of a company's operations that are regulated and meet certain criteria. For operations that meet the criteria, SFAS 71 allows, among other things, the deferral of costs that would otherwise be expensed when incurred. The Company's electric and gas utility operations are currently subject to the provisions of SFAS 71. Should the utility industry become more competitive as presently anticipated, the Company will reexamine the applicability of SFAS 71. If a portion of the Company's utility operations no longer meets the criteria of SFAS 71, the Company could be required to eliminate from its balance sheet assets and liabilities related to those operations that resulted from actions of its regulators (i.e., regulatory assets and liabilities). A material adjustment to earnings in the appropriate period could result from the discontinuance of SFAS
71.  Refer to Note (1)(c) of Notes for a discussion of regulatory assets.

     The Energy Policy Act (EPAct) was enacted in 1992. This law promotes competition in the wholesale electric power market. The FERC has taken action to establish rules and policies in compliance with provisions of the EPAct through a Notice of Proposed Rulemaking issued March 29, 1995. The Company has been active in providing filed, written comments with the FERC in an effort to shape new transmission policies in ways that will best serve the interests of its customers and shareholders. In conjunction with the Merger, the Company submitted an open access transmission tariff in 1994 which was accepted for filing by the FERC in June 1995.

     Legislation enacted by the State of Illinois in 1995 allows public utilities to file for regulatory approval of nontraditional rate design. Alternative forms of rate design may include price caps, flexible rate structures and other modifications of the cost-based method currently used to determine rates for electric and gas services. The Company is evaluating its options in light of the new legislation. If appropriate, the Company may file a request in 1996 for alternate rate design in Illinois.

     In 1992, the FERC issued Order No. 636, directing a restructuring by interstate pipeline companies for their natural gas sales and transportation services. The unbundling of pipeline services increased the Company's access to supply options and its supply responsibilities. Certain transition costs incurred by interstate natural gas pipelines for their compliance with Order 636 will be paid to the pipeline companies over the next several years. The Company's Consolidated Balance Sheet as of December 31, 1995, includes a $41 million noncurrent liability and regulatory asset recorded for transition costs. The Company may incur other transition costs in conjunction with future purchases of gas, but does not expect these billings to have a material impact on the cost of gas. The Company is currently recovering costs related to Order 636 from its customers.

     Electric and gas utilities in Iowa are required to spend approximately 2% and 1.5%, respectively, of their annual Iowa jurisdictional revenues on energy efficiency activities. In October 1994 and in January 1995, the Company began collecting over a four-year prospective period $19.7 million and $18.7 million, respectively, related to prior energy efficiency cost recovery filings. A recent district court ruling was issued which affirmed in all respects the IUB decisions allowing such recovery. In another cost recovery filing, the IUB issued an order approving the collection over a four-year prospective period of $18.6 million. Collection related to this filing began August 8, 1995. As of December 31, 1995, the Company had approximately $68 million of energy efficiency costs deferred on its Consolidated Balance Sheet for which recovery will be sought in future energy efficiency filings.

     The United States Environmental Protection Agency (EPA) and state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

     The Company is evaluating 26 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party
(PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether the Company has any responsibility for remedial action. The Company's present estimate of probable remediation costs for these sites is $21 million. This estimate has been recorded as a liability and a regulatory asset for future recovery through the regulatory process. Refer to Note (4)(b) of Notes for further discussion of the Company's environmental activities related to manufactured gas plant sites and cost recovery.

     Although the timing of potential incurred costs and recovery of such cost in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on the Company's financial position or results of operations.

     The Clean Air Act Amendments of 1990 (CAA) were signed into law in November 1990. The Company has five jointly owned and five wholly owned coal-fired generating stations, which represent approximately 65% of the Company's electric generating capability.

     Two of the Company's coal-fired generating units were subject to the requirements of the CAA beginning in 1995. These units were given a set number of allowances by the EPA. Each allowance permits the units to emit one ton of sulfur dioxide. The Company has completed most of the modifications necessary to one unit to burn low-sulfur coal and to install nitrogen oxides controls and an emissions monitoring system. Under proposed regulations, the second unit will require additional capital expenditures to reduce emissions of nitrogen oxides.

     The Company's other coal-fired generating units are not materially affected by the provisions of the CAA. Due to the use of low-sulfur western coal, the Company does not anticipate the need for additional capital expenditures to lower sulfur dioxide emission rates to ensure that allowances allocated by the federal government are not exceeded. While the Company estimates that sufficient emission allowances have been allocated on a system-wide basis for its units to operate at the capacity factors needed to meet system energy requirements, additional purchases of allowances may be necessary to meet desired sales for resale levels. By the year 2000, some Company coal-fired generating units will be required to install controls to reduce emissions of nitrogen oxides. Essentially all utility generating units are subject to CAA provisions which address continuous emission monitoring, permit requirements and fees, and emission of toxic substances. Based on currently proposed CAA regulations, the Company does not anticipate its remaining construction costs for the installation of low nitrogen oxides burner technology and emissions monitoring system upgrades to exceed $16 million.

ACCOUNTING ISSUES

     In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121 regarding accounting for asset impairments. This statement, which will be adopted by the Company in the first quarter of 1996, requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. SFAS 121 also requires rate-regulated companies to recognize an impairment for regulatory assets that are not probable of future recovery. Adoption of SFAS 121 is not expected to have a material impact on the Company's results of operations or financial position at the time of adoption.

      The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry, including those of the Company, regarding the recognition, measurement and classification of nuclear decommissioning costs in the financial statements. In response to these questions, the FASB has added a project to its agenda to review the accounting for closure and removal costs, including decommissioning of nuclear power plants. If current electric utility industry accounting practices for such decommissioning are changed, the annual provision for decommissioning could increase relative to 1995, and the total estimated cost for decommissioning could be recorded as a liability with recognition of an increase in the cost of related nuclear power plant. The Company has not determined what impact, if any, it would have on the Company's operation and financial position.

     In October 1995, the FASB issued SFAS No. 123 regarding stock-based compensation plans. SFAS 123, which is effective for reporting periods beginning January 1, 1996, allows for alternative methods of adoption. The Company does not expect the accounting provisions or alternative disclosure provisions of SFAS 123 to have a material impact on the Company's results of operations.

                           MIDAMERICAN ENERGY COMPANY
                        CONSOLIDATED STATEMENTS OF INCOME

                                                   YEARS ENDED DECEMBER 31
                                             ------------------------------------
                                                1995         1994         1993
                                             ----------   ----------   ----------
                                           (In thousands, except per share amounts)
OPERATING REVENUES
Electric utility                             $1,094,647   $1,021,660   $1,002,970
Gas utility                                     459,588      492,015      538,989
Nonregulated                                    169,409      177,235      140,976
                                             ----------   ----------   ----------
                                              1,723,644    1,690,910    1,682,935
                                             ----------   ----------   ----------
OPERATING EXPENSES
Utility:
  Cost of fuel, energy and capacity             230,261      213,987      217,385
  Cost of gas sold                              279,025      326,782      366,049
  Other operating expenses                      399,648      354,190      340,720
  Maintenance                                    85,363      101,275      101,601
  Depreciation and amortization                 158,950      154,229      150,822
  Property and other taxes                       96,350       94,990       93,238
                                             ----------   ----------   ----------
                                              1,249,597    1,245,453    1,269,815
                                             ----------   ----------   ----------
Nonregulated:
  Cost of sales                                 128,685      130,621       96,656
  Other                                          44,230       41,230       35,568
                                             ----------   ----------   ----------
                                                172,915      171,851      132,224
                                             ----------   ----------   ----------
                                              1,422,512    1,417,304    1,402,039
                                             ----------   ----------   ----------

OPERATING INCOME                                301,132      273,606      280,896
                                             ----------   ----------   ----------

NON-OPERATING INCOME
Interest income                                   4,485        4,334        5,805
Dividend income                                  16,954       17,087       17,601
Realized gains and losses on securities, net        688        7,635        7,915
Other, net                                      (10,467)       4,316       20,842
                                             ----------   ----------   ----------
                                                 11,660       33,372       52,163
                                             ----------   ----------   ----------
INTEREST CHARGES
Interest on long-term debt                      110,505      105,753      111,065
Other interest expense                            9,449        6,446        5,066
Allowance for borrowed funds                     (5,552)      (3,955)      (2,186)
                                             ----------   ----------   ----------
                                                114,402      108,244      113,945
                                             ----------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                           198,390      198,734      219,114
INCOME TAXES                                     67,984       62,349       71,409
                                             ----------   ----------   ----------
INCOME FROM CONTINUING OPERATIONS               130,406      136,385      147,705

INCOME (LOSS) FROM DISCONTINUED OPERATIONS          417       (5,645)      (3,854)
                                             ----------   ----------   ----------
NET INCOME                                      130,823      130,740      143,851
PREFERRED DIVIDENDS                               8,059       10,551        8,367
                                             ----------   ----------   ----------
EARNINGS ON COMMON STOCK                     $  122,764   $  120,189   $  135,484
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------
AVERAGE COMMON SHARES OUTSTANDING               100,401       98,531       97,762
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------
EARNINGS PER COMMON SHARE
Continuing operations                        $     1.22   $     1.28   $     1.43
Discontinued operations                               -        (0.06)       (0.04)
                                             ----------   ----------   ----------
Earnings per average common share            $     1.22   $     1.22   $     1.39
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------


The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                           CONSOLIDATED BALANCE SHEETS


                                                    AS OF DECEMBER 31
                                              ------------------------------
                                                 1995                1994
                                              ----------          ----------
                                                      (In thousands)
ASSETS
UTILITY PLANT
Electric                                      $3,881,699          $3,765,004
Gas                                              695,741             663,792
                                              ----------          ----------
                                               4,577,440           4,428,796
Less accumulated depreciation and
amortization                                   2,027,055           1,885,870
                                              ----------          ----------
                                               2,550,385           2,542,926
Construction work in progress                    104,164             101,252
                                              ----------          ----------
                                               2,654,549           2,644,178
                                              ----------          ----------

POWER PURCHASE CONTRACT                          212,148             221,998
                                              ----------          ----------

INVESTMENT IN DISCONTINUED OPERATIONS                  -              15,249
                                              ----------          ----------

CURRENT ASSETS
Cash and cash equivalents                         41,216              33,778
Receivables, less reserves of $2,296 and
$2,099, respectively                             261,105             212,902
Inventories                                       85,235              92,248
Other                                             22,252              19,035
                                              ----------          ----------
                                                 409,808             357,963
                                              ----------          ----------

INVESTMENTS                                      826,496             752,428
                                              ----------          ----------

OTHER ASSETS                                     420,520             423,958
                                              ----------          ----------

TOTAL ASSETS                                  $4,523,521          $4,415,774
                                              ----------          ----------
                                              ----------          ----------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION (see accompanying statement)

Common shareholders' equity                   $1,225,715          $1,204,112
Preferred shares, not subject to
  mandatory redemption                            89,945              89,955
Preferred shares, subject to
  mandatory redemption                            50,000              50,000
Long-term debt (excluding current portion)     1,403,322           1,398,255
                                              ----------          ----------
                                               2,768,982           2,742,322
                                              ----------          ----------

CURRENT LIABILITIES
Notes payable                                    184,800             124,500
Current portion of long-term debt                 65,295              72,872
Current portion of power purchase contract        13,029              12,080
Accounts payable                                 142,759             110,175
Taxes accrued                                     81,898              91,653
Interest accrued                                  30,635              30,659
Other                                             57,000              54,473
                                              ----------          ----------
                                                 575,416             496,412
                                              ----------          ----------

OTHER LIABILITES
Power purchase contract                          112,700             125,729
Deferred income taxes                            746,574             725,665
Investment tax credit                             95,041             100,871
Other                                            224,808             224,775
                                              ----------          ----------
                                               1,179,123           1,177,040
                                              ----------          ----------
TOTAL CAPITALIZATION AND LIABILITIES          $4,523,521          $4,415,774
                                              ----------          ----------
                                              ----------          ----------


The accompanying notes are an integral part of these statements.

                           MIDAMERICAN ENERGY COMPANY
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                     YEARS ENDED DECEMBER 31
                                                 ------------------------------
                                                   1995        1994      1993
                                                 --------    --------   -------
                                                           (In thousands)
NET CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                       $ 130,823  $ 130,740 $ 143,851
Adjustments to reconcile net income to net
 cash provided:
  Depreciation, depletion and amortization         202,542    198,049   193,199
  Net increase in deferred income taxes and
     investment tax credit, net                     10,278     36,926     1,935
  Amortization of other assets                      20,047      9,731     5,447
  Capitalized cost of real estate sold               1,744      3,723     5,737
  Loss (income) from discontinued operations          (417)     5,645     3,854
  Gain on sale of assets and long-term investments  (1,050)    (6,409)  (25,428)
  Other-than-temporary decline in value of
      investments and other assets                  17,971      1,791     2,939
  Impact of changes in working capital, net of
      effects from discontinued operations         (19,075)    (9,270)   20,066
  Other                                             18,809     10,624    (7,746)
                                                  --------   --------   -------
     Net cash provided                             381,672    381,550   343,854
                                                  --------   --------   -------

NET CASH FLOWS FROM INVESTING ACTIVITIES
Utility construction expenditures                 (190,771)  (211,669) (215,081)
Quad-Cities Nuclear Power Station
  decommissioning trust fund                        (8,636)    (9,044)   (7,918)
Deferred energy efficiency expenditures            (35,841)   (28,221)  (24,104)
Nonregulated capital expenditures                  (56,162)   (52,609)  (86,505)
Purchase of securities                            (164,521)  (113,757) (197,490)
Proceeds from sale of securities                    94,493    142,307   205,767
Proceeds from sale of assets and other
  investments                                       34,263      6,433    55,582
Other investing activities, net                      7,060     (7,957)   13,716
                                                  --------   --------   -------
  Net cash used                                   (320,115)  (274,517) (256,033)
                                                  --------   --------   -------

NET CASH FLOWS FROM FINANCING ACTIVITIES
Dividends paid                                    (126,892)  (125,065) (122,410)
Issuance of long-term debt, net of issuance cost    12,750    180,410   796,897
Retirement of long-term debt, including
  reacquisition cost                              (110,351)  (102,472) (895,900)
Issuance of preferred shares, net of
  issuance cost                                          -          -    68,140
Reacquisition of preferred shares, including
  reacquisition cost                                    (9)   (20,142)  (32,629)
Increase (decrease) in InterCoast Energy Company
  unsecured revolving credit facility               95,000     (9,500)   44,500
Issuance of common shares                           15,083     27,760         -
Net increase (decrease) in notes payable            60,300    (48,535)   52,791
                                                  --------   --------   -------
  Net cash used                                    (54,119)   (97,544)  (88,611)
                                                  --------   --------   -------

NET INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                    7,438      9,489      (790)
CASH AND CASH EQUIVALENTS AT BEGINNING
 OF PERIOD                                          33,778     24,289    25,079
                                                  --------   --------   -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $ 41,216  $  33,778  $ 24,289
                                                  --------   --------   -------
                                                  --------   --------   -------

ADDITIONAL CASH FLOW INFORMATION:
Interest paid, net of amounts capitalized        $ 116,843  $ 105,004 $ 111,133
                                                  --------   --------   -------
                                                  --------   --------   -------
Income taxes paid                                $  88,863  $  38,195 $  54,346
                                                  --------   --------   -------
                                                  --------   --------   -------


The accompanying notes are an integral part of these statements.

                                    MIDAMERICAN ENERGY COMPANY
                            CONSOLIDATED STATEMENTS OF CAPITALIZATION


                                                                            AS OF DECEMBER 31
                                                                    --------------------------------
                                                                         1995               1994
                                                                    ------------        ------------
                                                                               (In thousands,
                                                                           except share amounts)
COMMON SHAREHOLDERS' EQUITY
Common shares, no par; 350,000,000 shares authorized;
  100,751,713 and 99,686,636 shares outstanding, respectively         $  801,227          $  786,420
Retained earnings                                                        430,589             426,683
Valuation allowance, net of income taxes                                  (6,101)             (8,991)
                                                                    ------------        ------------
                                                                       1,225,715  44.3%    1,204,112  43.9%
                                                                    ------------  ----  ------------  -----
PREFERRED SHARES (100,000,000 shares authorized)
Cumulative preferred shares outstanding; not subject to
  mandatory redemption:
  $3.30 Series, 49,523 and 49,622 shares, respectively                     4,952               4,962
  $3.75 Series, 38,320 shares                                              3,832               3,832
  $3.90 Series, 32,630 shares                                              3,263               3,263
  $4.20 Series, 47,369 shares                                              4,737               4,737
  $4.35 Series, 49,950 shares                                              4,995               4,995
  $4.40 Series, 50,000 shares                                              5,000               5,000
  $4.80 Series, 49,898 shares                                              4,990               4,990
  $1.7375 Series, 2,400,000 shares                                        58,176              58,176
Cumulative preferred shares outstanding; subject to
  mandatory redemption:
  $5.25 Series, 100,000 shares                                            10,000              10,000
  $7.80 Series, 400,000 shares                                            40,000              40,000
                                                                    ------------        ------------
                                                                         139,945   5.0%      139,955   5.1%
                                                                    ------------  ----  ------------  -----
LONG-TERM DEBT
Mortgage bonds:
  5.875% Series, due 1997                                                 22,000              22,000
  Adjustable Rate Series, due 1997 (8.8% and 7.6%, respectively)          25,000              25,000
  5.05% Series, due 1998                                                  50,000              50,000
  6.25% Series, due 1998                                                  75,000              75,000
  7 .875% Series, due 1999                                                60,000              60,000
  6% Series, due 2000                                                     35,000              35,000
  6.75% Series, due 2000                                                  75,000              75,000
  8.15% Series, due 2001                                                  40,000              40,000
  7.125% Series, due 2003                                                100,000             100,000
  7.70% Series, due 2004                                                  60,000              60,000
  7% Series, due 2005                                                    100,000             100,000
  7.375% Series, due 2008                                                 75,000              75,000
  8% Series, due 2022                                                     50,000              50,000
  7.45% Series, due 2023                                                  30,000              30,000
  8.125% Series, due 2023                                                100,000             100,000
  6.95% Series, due 2025                                                  50,000              50,000
Pollution control revenue obligations:
  5.15% to 5.75% Series, due periodically through 2003                    10,984              11,544
  5.8% Series, due 2007 (secured by first mortgage bonds)                      -              12,750
  5.95% Series, due 2023 (secured by general mortgage bonds)              29,030              29,030
  Variable Rate Series-
      Due 2016 and 2017 (5.0% and 5.7%, respectively)                     37,600              37,600
      Due 2023 (secured by general
           mortgage bonds, 5.05% and 5.55%, respectively)                 28,295              28,295
      Due 2023 (5.1% and 5.6%, respectively)                               6,850               6,850
      Due 2024 (5.25% and 5.1%, respectively)                             34,900              34,900
      Due 2025 (5.1%)                                                     12,750                   -


The accompanying notes are an integral part of these statements.



                               MIDAMERICAN ENERGY COMPANY
                        CONSOLIDATED STATEMENTS OF CAPITALIZATION

                                                                   AS OF DECEMBER 31
                                                           --------------------------------
                                                               1995                 1994
                                                           -------------        -----------
                                                                     (In thousands)
LONG-TERM DEBT (CONTINUED)
Notes:
  9% to 15% Series, due annually through 1996                $        -         $       22
  8.75% Series, due 2002                                            240                240
  6.4% Series, due 2003 through 2007                              2,000              2,000
  Obligation under capital lease                                  2,218              2,356
  Unamortized debt premium and discount, net                     (4,126)            (4,706)
                                                             ----------         ----------
      Total utility                                           1,107,741          1,107,881
                                                             ----------         ----------
Subsidiaries:
  Notes -
  9.30% Series, due 1995 and 1996                                     -              9,000
  8.7% Series, due annually through 1996                              -             25,508
  Adjustable Rate Series, due semiannually through 1996               -             13,100
  10.20% Series, due 1996 and 1997                               30,000             60,000
  9.87% Series, due annually through 1997                             -             11,664
  7.34% Series, due 1998                                         20,000             20,000
  7.76% Series, due 1999                                         45,000             45,000
  8.52% Series, due 2000 through 2002                            70,000             70,000
  9% Series, due annually through 2000                                -                489
  8% Series, due annually through 2004                              581                613
  Borrowings under unsecured revolving credit facility (6.3%)    64,000                  -
  Borrowings under unsecured revolving credit facility
     (6.4% and 6.6%, respectively)                               66,000             35,000
                                                             ----------         ----------
     Total Subsidiaries                                         295,581            290,374
                                                             ----------         ----------
                                                              1,403,322  50.7%   1,398,255  51.0%
                                                             ----------  -----  ---------- ------
TOTAL CAPITALIZATION                                         $2,768,982 100.0%  $2,742,322 100.0%
                                                             ----------  -----  ---------- ------
                                                             ----------  -----  ---------- ------



                                  CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

                                                               YEARS ENDED DECEMBER 31
                                                       ----------------------------------------
                                                          1995            1994           1993
                                                        --------        --------       --------
                                                       (In thousands, except per share amounts)
BEGINNING OF YEAR                                       $426,683        $421,358       $400,621
                                                        --------        --------       --------
NET INCOME                                               130,823         130,740        143,851
                                                        --------        --------       --------
DEDUCT (ADD):
(Gain) loss on reacquisition of preferred shares              (5)            312            672
Dividends declared on preferred shares                     8,064          10,141          8,350
Dividends declared on common shares of $1.18, $1.17 and
  $1.17 per share, respectively                          118,828         114,924        114,060
Other                                                         30              38             32
                                                        --------        --------       --------
                                                         126,917         125,415        123,114
                                                        --------        --------       --------

END OF YEAR                                             $430,589        $426,683       $421,358
                                                        --------        --------       --------
                                                        --------        --------       --------


The accompanying notes are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  (a)  MERGER:

  On July 1, 1995, Iowa-Illinois Gas and Electric Company (Iowa-Illinois), Midwest Resources Inc. (Resources) and Midwest Power Systems Inc. (Midwest) merged to form MidAmerican Energy Company (MidAmerican or Company). The merger was accounted for as a pooling-of-interests and the financial statements included herein are presented as if the companies were merged as of the earliest period shown. MidAmerican is a utility company with two wholly owned nonregulated subsidiaries: InterCoast Energy Company (InterCoast) and Midwest Capital Group, Inc. (Midwest Capital).

  Each outstanding share of preferred and preference stock of the predecessor companies was converted into one share of a similarly designated series of MidAmerican preferred stock, no par value. Each outstanding share of common stock of Resources and Iowa-Illinois was converted into one share and 1.47 shares, respectively, of MidAmerican common stock, no par value.

  Resources' operating revenues and net income for the six months prior to the merger were $534.2 million and $37.7 million, respectively. Iowa-Illinois' operating revenues, as reclassified to include nonregulated revenues in operating revenues consistent with MidAmerican's presentation, and net income for the six months prior to the merger were $298.9 million and $27.1 million, respectively.

  (b)  CONSOLIDATION POLICY AND PREPARATION OF FINANCIAL STATEMENTS:

  The accompanying Consolidated Financial Statements include the Company and its wholly owned nonregulated subsidiaries, InterCoast and Midwest Capital. All significant intercompany transactions have been eliminated.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

  (c)  REGULATION:

  The Company's utility operations are subject to the regulation of the Iowa Utilities Board (IUB), the Illinois Commerce Commission (ICC), the South Dakota Public Utilities Commission, and the Federal Energy Regulatory Commission
(FERC). The Company's accounting policies and the accompanying Consolidated Financial Statements conform to generally accepted accounting principles applicable to rate-regulated enterprises and reflect the effects of the ratemaking process.

  The Company's utility operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, Accounting for the Effects of Certain Types of Regulation. The following regulatory assets, primarily included in Other Assets in the Consolidated Balance Sheets, represent probable future revenue to the Company because these costs are expected to be recovered in charges to utility customers (in thousands):

                                             1995              1994
  Deferred income taxes. . . . . . . . .   $144,257          $139,577
  Energy efficiency costs. . . . . . . .    101,541            72,694
  Debt refinancing costs . . . . . . . .     44,370            47,879
  FERC Order 636 transition costs. . . .     40,824            56,608
  Retirement benefit costs . . . . . . .     15,354            18,287
  Environmental costs. . . . . . . . . .     23,076            23,535
  Unamortized costs of retired plant . .     11,618            10,824
  Enrichment facilities decommissioning.      8,970             9,807
  Other    . . . . . . . . . . . . . . .      7,396            10,479
                                           --------          --------
     Total   . . . . . . . . . . . . . .   $397,406          $389,690
                                           --------          --------
                                           --------          --------

  (d)  REVENUE RECOGNITION:

  Revenues are recorded as services are rendered to customers. The Company records unbilled revenues, and related energy costs, representing the estimated amount customers will be billed for services rendered between the meter-reading dates in a particular month and the end of such month. Accrued unbilled revenues are $61.0 million and $65.6 million at December 31, 1995 and 1994, respectively, and are included in Receivables on the Consolidated Balance Sheets.

  The majority of the utility's electric and gas sales are subject to adjustment clauses. These clauses allow the utility to adjust the amounts charged for electric and gas service as the costs of gas, fuel for generation or purchased power change. The costs recovered in revenues through use of the adjustment clauses are charged to expense in the same period.

  (e)  DEPRECIATION AND AMORTIZATION:

  The Company's provisions for depreciation and amortization for its utility operations are based on straight-line composite rates. The average depreciation and amortization rates for the years ended December 31 were as follows:

                                                 1995    1994   1993

  Electric . . . . . . . . . . . . . . . .       3.9%    3.8%   3.8%
  Gas      . . . . . . . . . . . . . . . .       3.7%    3.6%   3.9%

  Utility plant is stated at original cost which includes overhead costs, administrative costs and an allowance for funds used during construction.

  The cost of repairs and minor replacements is charged to maintenance expense. Property additions and major property replacements are charged to plant accounts. The cost of depreciable units of utility plant retired or disposed of in the normal course of business is eliminated from the utility plant accounts and such cost, plus net removal cost, is charged to accumulated depreciation.

  An allowance for the estimated annual decommissioning costs of the Quad-Cities Nuclear Power Station (Quad-Cities) equal to the level of funding is included in depreciation expense. See Note 4(d) for additional information regarding decommissioning costs.

  (f)  INVESTMENTS:

  Investments, managed primarily through the Company's nonregulated subsidiaries, include the following amounts as of December 31 (in thousands):

                                                 1995       1994
  Investments:
     Marketable securities . . . . . . .       $270,162   $199,514
     Oil and gas properties. . . . . . .        160,831    142,378
     Equipment Leases. . . . . . . . . .         90,729    123,603
     Nuclear decommissioning trust fund.         64,781     49,432
     Energy projects . . . . . . . . . .         44,741     51,150
     Special-purpose funds . . . . . . .         47,046     34,767
     Real estate . . . . . . . . . . . .         65,232     72,721
     Corporate owned life insurance. . .         22,743     18,832
     Non-public preferred stock. . . . .         14,372     24,451
     Coal transportation equipment . . .         10,216     11,616
     Communications. . . . . . . . . . .         16,332      4,793
     Other . . . . . . . . . . . . . . .         19,311     19,171
                                               --------   --------
  Total investments. . . . . . . . . . .       $826,496   $752,428
                                               --------   --------
                                               --------   --------

  Marketable securities generally consist of preferred stocks, common stocks and mutual funds held by InterCoast.

  On January 1, 1994, the Company adopted SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this statement, investments in marketable securities classified as available-for-sale are reported at fair value with net unrealized gains and losses reported as a net of tax amount in Other Common Shareholders' Equity until realized.

  Investments in marketable securities that are classified as held-to-maturity are reported at amortized cost. An other-than-temporary decline in the value of a marketable security is recognized through a write-down of the investment to earnings.

  Investments held by the nuclear decommissioning trust fund for the Quad-Cities units are classified as available-for-sale and are reported at fair value with net unrealized gains and losses reported as adjustments to the accumulated provision for nuclear decommissioning.

  (g)  OIL AND GAS:

  The Company uses the full cost method of accounting for oil and gas activities. Under the full cost method, all acquisition, exploration and development costs are capitalized and amortized over the estimated production from proved oil and gas reserves. Under the full cost method, net capitalized costs may not exceed the present value of proved reserves as determined under rules of the Securities and Exchange Commission.

  (h)  CONSOLIDATED STATEMENTS OF CASH FLOWS:

  The Company considers all cash and highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash and cash equivalents for purposes of the Consolidated Statements of Cash Flows.

  Net cash provided (used) from changes in working capital, net of effects from discontinued operations and exchange of assets was as follows (in thousands):

                                         1995       1994       1993
  Receivables  . . . . . . . . . .     $(48,203)   $13,152   $   149
  Inventories. . . . . . . . . . .        7,013      8,427    (2,067)
  Other current assets . . . . . .       (3,217)     5,876       605
  Accounts payable . . . . . . . .       32,584    (19,329)   13,741
  Interest accrued . . . . . . . .          (24)      (362)     (374)
  Taxes accrued. . . . . . . . . .       (9,755)   (19,270)    9,338
  Other current liabilities. . . .        2,527      2,236    (1,326)
                                       --------   --------   -------
     Total . . . . . . . . . . . .     $(19,075)  $ (9,270)  $20,066
                                       --------   --------   -------
                                       --------   --------   -------

  During 1993, the Company exchanged its Minnesota gas properties, with a book value of $52 million, for gas distribution properties in South Dakota, with an appraised fair value of $32 million, and $38 million cash. A pre-tax gain on the transaction of $18 million was recorded.

  (i)  ACCOUNTING FOR LONG-TERM POWER PURCHASE CONTRACT:

  Under a long-term power purchase contract with Nebraska Public Power District
(NPPD), expiring in 2004, the Company purchases one-half of the output of the 778-megawatt Cooper Nuclear Station (Cooper). The Consolidated Balance Sheets include a liability for the Company's fixed obligation to pay 50% of NPPD's Nuclear Facility Revenue Bonds and other fixed liabilities. A like amount representing the Company's right to purchase power is shown as an asset.

  Capital improvement costs for new property, including carrying costs, are being deferred, amortized and recovered in rates over the term of the NPPD contract. Capital improvement costs for property replacements, including carrying costs, are being deferred, amortized and recovered in rates over a five-year period.

  The fuel cost portion of the power purchase contract is included in Cost of
Fuel, Energy and Capacity on the  Consolidated Statements of Income.   All other
costs the Company incurs in relation to its long-term power purchase contract with NPPD are included in Other Operating Expenses on the Consolidated Statements of Income.

  See Notes 4(c), 4(d) and 4(e) for additional information regarding the power purchase contract.

  (j)  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121:

  In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121 regarding accounting for asset impairments. This statement, which will be adopted by the Company in the first quarter of 1996, requires the Company to review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 also requires rate-regulated companies to recognize an impairment for regulatory assets for which future recovery is not probable. Adoption of SFAS No. 121 is not expected to have a material impact on the Company's results of operations or financial position at the time of adoption.

  (k)  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123:

  In October 1995, the FASB issued SFAS No. 123 regarding accounting for stock-based compensation plans. This statement, which is effective for reporting periods beginning January 1, 1996, allows for alternative methods of adoption. The Company does not expect the accounting provisions or the alternative disclosure provisions of SFAS No. 123 to have a material impact on the Company's results of operations.

(2)  LONG-TERM DEBT:

  The Company's sinking fund requirements and maturities of long-term debt and preferred stock for 1996 through 2000 are $65 million, $80 million, $209 million, $171 million and $134 million, respectively.

  The interest rate on the Company's Adjustable Rate Series Mortgage Bonds is reset every two years at 160 basis points over the average yield to maturity of 10-year Treasury securities. The rate was reset in 1995.

  The Company's Variable Rate Pollution Control Revenue Obligations bear interest at rates that are periodically established through remarketing of the bonds in the short-term tax-exempt market. The Company, at its option, may change the mode of interest calculation for these bonds by selecting from among several alternative floating or fixed rate modes. The interest rates shown in the Consolidated Statements of Capitalization are the weighted average interest rates as of December 31, 1995 and 1994. The Company maintains dedicated revolving credit facility agreements or renewable lines of credit to provide liquidity for holders of these issues.

  Substantially all the former Iowa-Illinois utility property and franchises, and substantially all of the former Midwest electric utility property in Iowa, is pledged to secure mortgage bonds.

  InterCoast's unsecured Notes are issued in private placement transactions. All Notes are issued without recourse to MidAmerican.

  InterCoast has $64 million and $110 million unsecured revolving credit facility agreements, which mature in 1998 and 1999, respectively. Borrowings under these agreements may be on a fixed rate, floating rate or competitive bid rate basis. InterCoast has entered into two floating rate to fixed interest rate swaps, each in the amount of $32 million. The interest rate swaps have fixed rates at 5.97% and 6.00%, respectively, and are for three-year and two-year terms, respectively, with an optional third year on the latter. All InterCoast borrowings are without recourse to MidAmerican.

(3)  JOINTLY OWNED UTILITY PLANT:

  Under joint plant ownership agreements with other utilities, the Company had undivided interests at December 31, 1995, in jointly owned generating plants as shown in the table below.

  The dollar amounts below represent the Company's share in each jointly owned unit. Each participant has provided financing for its share of each unit. Operating Expenses on the Consolidated Statements of Income include the Company's share of the expenses of these units (dollars in millions).

                                  Nuclear                              Coal fired
                               ------------      -------------------------------------------------
                                                           Council
                                Quad-Cities        Neal     Bluffs     Neal    Ottumwa    Louisa
                                   Units           Unit      Unit      Unit      Unit      Unit
                                 No. 1 & 2        No. 3      No. 3     No.4      No. 1     No. 1
                                ----------       -------    -------  -------    -------   --------
  In service date                   1972            1975      1978      1979      1981      1983
  Utility plant in service        $200.4          $111.7    $286.5    $155.8    $202.2    $526.0
  Accumulated depreciation        $ 70.6          $ 64.8    $138.8    $ 78.9    $ 89.3    $204.3
  Unit capacity-MW                 1,539             515       675       624       716       700
  Percent ownership                 25.0%           72.0%     79.1%     40.6%     52.0%     88.0%



(4)  COMMITMENTS AND CONTINGENCIES:

  (a)  CAPITAL EXPENDITURES:

  Utility construction expenditures for 1996 are estimated to be $166 million, including $17 million for Quad-Cities nuclear fuel and $9 million for Cooper capital improvements. Capital expenditures for nonregulated subsidiaries depend upon the availability of investment opportunities and other factors. During 1996, such expenditures are estimated to be approximately $85 million.

  (b)  ENVIRONMENTAL MATTERS:

  The United States Environmental Protection Agency (EPA) and the state environmental agencies have determined that contaminated wastes remaining at certain decommissioned manufactured gas plant (MGP) facilities may pose a threat to the public health or the environment if such contaminants are in sufficient quantities and at such concentrations as to warrant remedial action.

  The Company is evaluating 26 properties which were, at one time, sites of gas manufacturing plants in which it may be a potentially responsible party (PRP). The purpose of these evaluations is to determine whether waste materials are present, whether such materials constitute an environmental or health risk, and whether the Company has any responsibility for remedial action. The Company is currently conducting field investigations at five sites and has completed investigations at three sites. In addition, the Company is currently removing contaminated soil at three sites, and has completed removals at two sites. The Company is continuing to evaluate several sites to determine the future liability, if any, for conducting site investigations or other site activity.

  The Company's present estimate of probable remediation costs for the sites discussed above is $21 million. This estimate has been recorded as a liability and a regulatory asset for future recovery. The Illinois Commerce Commission has approved the use of a tariff rider which permits recovery of the actual costs of litigation, investigation and remediation relating to former MGP sites. The Company's present rates in Iowa provide for a fixed annual recovery of MGP costs. The Company intends to pursue recovery of the remediation costs from other PRPs and its insurance carriers.

  The estimate of probable remediation costs is established on a site specific basis. The costs are accumulated in a three-step process. First, a determination is made as to whether the Company has potential legal liability for the site and whether information exists to indicate that contaminated wastes remain at the site. If so, the costs of performing a preliminary investigation are accrued. Once the investigation is completed and if it is determined remedial action is required, the best estimate of remediation costs is accrued. If necessary, the estimate is revised when a consent order is issued.

  The estimated recorded liabilities for these properties are based upon preliminary data. Thus, actual costs could vary significantly from the estimates. The estimate could change materially based on facts and circumstances derived from site investigations, changes in required remedial action and changes in technology relating to remedial alternatives. In addition, insurance recoveries for some or all of the costs may be possible, but the liabilities recorded have not been reduced by any estimate of such recoveries.

  Although the timing of potential incurred costs and recovery of such costs in rates may affect the results of operations in individual periods, management believes that the outcome of these issues will not have a material adverse effect on the Company's financial position or results of operations.

  (c)  LONG-TERM POWER PURCHASE CONTRACT:

  Payments to NPPD cover one-half of the fixed and operating costs of Cooper (excluding depreciation but including debt service) and the Company's share of nuclear fuel cost (including nuclear fuel disposal) based on energy delivered. The debt service portion is approximately $1.5 million per month for 1996 and is not contingent upon the plant being in service. In addition, the Company pays one-half of NPPD's decommissioning funding related to Cooper.

  The debt amortization and Department of Energy (DOE) enrichment plant decontamination and decommissioning component of the Company's payments to NPPD were $12.0 million, $10.8 million and $9.9 million and the net interest component was $4.6 million, $5.4 million and $5.7 million each for the years 1995, 1994 and 1993, respectively.

  The Company's payments for the debt principal portion of the power purchase contract obligation and the DOE enrichment plant decontamination and decommissioning payments are $13.0 million, $13.6 million, $14.3 million, $15.0 million and $15.8 million for 1996 through 2000, respectively, and $54.0 million for 2001 through 2004.

  (d)  DECOMMISSIONING COSTS:

  Based on site-specific decommissioning studies that include decontamination, dismantling, site restoration and dry fuel storage cost, the Company's share of expected decommissioning costs for Cooper and Quad-Cities, in 1995 dollars, is $420 million. In Illinois, nuclear decommissioning costs are included in customer billings through a mechanism that permits annual adjustments. Such costs are reflected as base rates in Iowa tariffs.

  For purposes of developing a decommissioning funding plan for Cooper, NPPD assumes that decommissioning costs will escalate at an annual rate of 4%. Although Cooper's operating license expires in 2014, the funding plan assumes decommissioning will start in 2004, the currently anticipated plant shutdown date.

  As of December 31, 1995, the Company's share of funds set aside by NPPD in internal and external accounts for decommissioning was $49.4 million. In addition, the funding plan also assumes various funds and reserves currently held to satisfy NPPD Bond Resolution requirements will be available for plant decommissioning costs after the bonds are retired in early 2004. The funding schedule assumes a long-term return on funds in the trust of 6% annually. Certain funds will be required to be invested on a short-term basis when decommissioning begins and are assumed to earn at a rate of 4% annually. NPPD is recognizing decommissioning costs over the expected service life of the plant, and 50% of the costs are included as a component of the Company's power purchased costs. During each of the years 1995, 1994 and 1993, $8.9 million of the Company's power purchased costs were for Cooper decommissioning and are included in Other Operating Expenses in the Consolidated Statements of Income. Earnings from the internal and external trust funds, which are recognized by NPPD as the owner of the plant, are tax exempt and serve to reduce future funding requirements.

  The Company has established an external trust for the investment of funds for decommissioning the Quad-Cities units. The total accrued balance as of December 31, 1995, was $64.8 million and is included in Other Liabilities and a like amount is reflected in Investments and represents the value of the assets held in the trust.

  The Company's provision for depreciation includes costs for Quad-Cities nuclear decommissioning of $8.6 million, $9.1 million and $7.9 million for 1995, 1994 and 1993, respectively. The provision charged to expense is equal to the funding that is being collected in rates. The decommissioning funding component of the Company's Illinois tariffs assumes that decommissioning costs, related to the Quad-Cities unit, will escalate at an annual rate of 5.3% and the assumed annual return on funds in the trust is 6.5%. The Quad-Cities decommissioning funding component of the Company's Iowa tariffs assumes that decommissioning costs will escalate at an annual rate of 6.3% and the assumed annual return on funds in the trust is 6.5%. Earnings on the assets in the trust fund were $2.5 million, $2.2 million and $2.0 million for 1995, 1994 and 1993.

  (e)  NUCLEAR INSURANCE:

  The Company maintains financial protection against catastrophic loss associated with its interest in Quad-Cites and Cooper through a combination of insurance purchased by NPPD (the owner and operator of Cooper) and Commonwealth Edison (the joint owner and operator of Quad-Cities), insurance purchased directly by the Company, and the mandatory industry-wide loss funding mechanism afforded under the Price-Anderson Amendments Act of 1988. The coverage falls into three categories: nuclear liability, property coverage and nuclear worker liability.

  NPPD and Commonwealth Edison each purchase nuclear liability insurance in the maximum available amount of $200 million. In accordance with the Price-Anderson Amendments Act of 1988, excess liability protection above that amount is provided by a mandatory industry-wide program under which the owners of nuclear generating facilities could be assessed for liability incurred due to a serious nuclear incident at any commercial nuclear reactor in the United States. Currently, the Company's maximum potential share of such an assessment is $79.2 million per incident, payable in installments not to exceed $10 million annually.

  The property coverage provides for property damage, stabilization and decontamination of the facility, disposal of the decontaminated material and premature decommissioning. For Quad-Cities, Commonwealth Edison purchases primary and excess property insurance protection for the combined interest in Quad-Cities totalling $2.1 billion. For Cooper, NPPD purchases primary property insurance in the amount of $500 million. Additionally, commencing December 31, 1995, the Company and NPPD separately purchase coverage for their respective obligation of $1.125 billion each in excess of the $500 million primary layer purchased by NPPD. This structure provides that both the Company and NPPD are covered for their respective 50% obligation in the event of a loss totalling $2.75 billion. The Company also directly purchases extra expense/business interruption coverage to cover the cost of replacement power and/or other continuing costs in the event of a covered accidental outage at Cooper or Quad-Cities. The coverages purchased directly by the

Company, and the primary and excess property coverages purchased by Commonwealth Edison, contain provisions for retrospective premium assessments should two or more full policy-limit losses occur in one policy year. Currently, the maximum retrospective amounts that could be assessed against the Company for its obligations associated with Cooper and Quad-Cities combined total $19.4 million.

  The master nuclear worker liability coverage is an industry-wide policy with an aggregate limit of $200 million for the nuclear industry as a whole, which is in effect to cover tort claims of workers as a result of radiation exposure on or after January 1, 1988. The Company's share, based on its interest in Cooper and Quad-Cities, of a maximum potential share of a retrospective assessment under this program is $3.0 million.

  (f)  FINANCIAL GUARANTEES:

  The Company has letters of credit amounting to $20.4 million and financial guarantees amounting to $11.3 million which are not reflected in the consolidated financial statements. Letters of credit and financial guarantees are conditional commitments issued by, or on behalf of, the Company to secure performance for a third party. The guarantees are primarily issued to support private borrowing arrangements and similar transactions.

  Management believes that the likelihood of material cash payments by the Company under these agreements is remote.

  (g)  COAL AND NATURAL GAS CONTRACT COMMITMENTS:

  The Company has entered into coal supply and transportation contracts for its fossil-fueled generating stations. The contracts, require minimum payments of $65 million, $45 million, $28 million, $26 million and $16 million for the years 1996 through 2000, respectively, and $28 million for the years thereafter. The Company expects to supplement these coal contracts with spot market purchases to fulfill its future fossil fuel needs.

  The Company has entered into various natural gas supply and transportation contracts for its utility operations. The minimum commitments under these contracts are $98 million, $87 million, $49 million, $26 million and $23 million for the years 1996 through 2000, respectively, and $96 million for the years thereafter. During 1993 FERC Order 636 became effective, requiring interstate pipelines to restructure their services. The pipelines will recover the transition costs related to Order 636 from the local distribution companies.
The Company has recorded a liability and regulatory asset for the transition costs which are being recovered by the Company through the purchased gas adjustment clause. The unrecovered balance recorded by the Company as of December 31, 1995, was $41 million.

(5)  COMMON SHAREHOLDERS' EQUITY:

  Common shares outstanding changed during the years ended December 31 as shown in the table below (in thousands):

                                         1995                 1994               1993
                                   Amount    Shares    Amount    Shares    Amount    Shares
                                  --------  --------  --------  --------  --------  --------

Balance, beginning of year . . .  $786,420    99,687  $759,120    97,782  $759,610    97,778
Changes due to:
    Issuance of common shares. .    15,083     1,065    27,760     1,911         -         -
    Capital stock expense  . . .      (276)        -      (377)        -      (442)        -
    Other. . . . . . . . . . . .         -         -       (83)       (6)      (48)        4
                                  --------  --------  --------  --------  --------  --------
Balance, end of year . . . . . .  $801,227   100,752  $786,420    99,687  $759,120    97,782
                                  --------  --------  --------  --------  --------  --------
                                  --------  --------  --------  --------  --------  --------

(6)  RETIREMENT PLANS:

  The Company has noncontributory defined benefit pension plans covering substantially all employees. Benefits under the plans are based on participants' compensation, years of service and age at retirement.

  Funding is based upon the actuarially determined costs of the plans and the requirements of the Internal Revenue Code and the Employee Retirement Income Security Act. The utility has been allowed to recover funding contributions in rates.

  Net periodic pension cost includes the following components for the years ended December 31 (in thousands):


                                                 1995      1994       1993
Service cost-benefit earned during
 the period. . . . . . . . . . . . .           $ 9,817   $ 13,241   $ 11,140
Interest cost on projected benefit
 obligation. . . . . . . . . . . . .            27,934     26,822     25,431
Decrease in pension costs from actual
 return on assets. . . . . . . . . .           (63,593)    (7,835)   (22,149)
Net amortization and deferral. . . . . . . .    32,126    (21,030)    (6,075)
One-time charge. . . . . . . . . . . . . . .    15,683          -          -
Regulatory deferral of incurred cost . . . .   (10,470)    (2,871)    (2,018)
                                               -------    -------    -------
Net periodic pension cost. . . . . . . . . .  $ 11,497   $  8,327   $  6,329
                                               -------    -------    -------
                                               -------    -------    -------

  During 1995, the Company incurred a one-time charge of $15.7 million related to the early retirement portion of its restructuring plan. Of such cost, $3.0 million was charged to expense and the remaining amount was deferred for future recovery through the regulatory process.

  The plan assets are stated at fair market value and are primarily comprised of insurance contracts, United States government debt and corporate equity securities. The following table presents the plans' funding status and amounts recognized in the Company's Consolidated Balance Sheets as of December 31 (dollars in thousands):


                                                                         Plans in Which:
                                                    -----------------------------------------------------------
                                                          Assets Exceed             Accumulated Benefits
                                                        Accumulated Benefits            Exceed Assets
                                                    ----------------------------   ----------------------------
                                                        1995            1994           1995            1994
                                                    -----------     ------------   ------------    ------------
Actuarial present value of benefit obligations:
  Vested benefit obligation  . . . . . . . . . . .   $(293,985)       $(224,488)     $ (32,429)       $(18,915)
  Nonvested benefit obligation . . . . . . . . . .      (7,516)          (5,881)          (816)         (1,744)
                                                   -----------     ------------   ------------    ------------
  Accumulated benefit obligation . . . . . . . . .    (301,501)        (230,369)       (33,245)        (20,659)
  Provision for future pay increases . . . . . . .     (94,633)         (66,414)        (5,455)         (2,357)
                                                    -----------     ------------   ------------    ------------
  Projected benefit obligation . . . . . . . . . .    (396,134)        (296,783)       (38,700)        (23,016)
Plan assets at fair value. . . . . . . . . . . . .     385,598          335,809              -               -
                                                    -----------     ------------   ------------    ------------
Projected benefit obligation (greater) less
  than plan assets . . . . . . . . . . . . . . . .     (10,536)          39,026        (38,700)        (23,016)
Unrecognized prior service cost. . . . . . . . . .     (15,866)          22,520          2,884           6,896
Unrecognized net loss (gain) . . . . . . . . . . .      29,541          (40,151)         9,431           2,603
Unrecognized net transition asset. . . . . . . . .     (21,521)         (24,112)             -               -
Other  . . . . . . . . . . . . . . . . . . . . . .           -                -         (6,860)         (7,142)
                                                    -----------     ------------   ------------    ------------
Pension liability recognized in the
  Consolidated Balance Sheets  . . . . . . . . . .   $ (18,382)       $  (2,717)     $ (33,245)       $(20,659)
                                                    -----------     ------------   ------------    ------------
                                                    -----------     ------------   ------------    ------------

Assumptions used were:

Discount rate  . . . . . . . . . . . . . . . . . .                                         7.0%            8.5%
Rate of increase in compensation levels. . . . . .                                         5.0%            5.0%
Expected long-term rate of return on assets. . . .                                    8.75-9.0%       8.75-9.0%


  The Company currently provides certain health care and life insurance benefits for retired employees. Under the plans, substantially all of the Company's employees may become eligible for these benefits if they reach retirement age while working for the Company. However, the Company retains the right to change these benefits anytime at its discretion.

  In January 1993, the Company adopted SFAS No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions. The Company began expensing these costs on an accrual basis for its Illinois customers and certain of its Iowa customers in 1993 and including provisions for such costs in rates for these customers. For its remaining Iowa customers, the Company deferred the portion of these costs above the "pay-as-you-go" amount already included in rates until recovery on an accrual basis was established in 1995. The Company is currently amortizing the deferral, expensing the SFAS No. 106 accrual and including provisions for these costs in rates.

   Net periodic postretirement benefit cost includes the following components for the year ended December 31 (dollars in thousands):

                                                           1995       1994      1993
Service cost-benefit earned during the period. . .       $ 1,583    $ 2,147   $ 2,252
Interest cost    . . . . . . . . . . . . . . . . .         7,185      7,221     8,644
Increase (decrease) in benefit cost from
 actual return on assets . . . . . . . . . . . . .        (2,090)       894      (468)
Amortization of unrecognized transition
 obligation  . . . . . . . . . . . . . . . . . . .         5,291      5,442     5,449
Other      . . . . . . . . . . . . . . . . . . . .          (262)    (1,991)      293
One-time charge for early retirement . . . . . . .         4,353          -         -
Regulatory recognition of incurred cost. . . . . .         5,140     (6,218)   (9,126)
                                                         -------    -------   -------
Net periodic postretirement benefit cost . . . . .       $21,200    $ 7,495   $ 7,044
                                                         -------    -------   -------
                                                         -------    -------   -------



  During 1995, the Company recorded a one-time expense of $4.4 million related to the early retirement portion of its restructuring plan.

  The Company has established external trust funds to meet its expected postretirement benefit obligations. The trust funds are comprised primarily of
guaranteed rate investment accounts and money market investment accounts.   A
reconciliation of the funded status of the plan to the amounts realized as of December 31 is presented below (dollars in thousands):


                                                         1995         1994
Accumulated present value of benefit obligations:
Retiree benefit obligation . . . . . . . . . . . .     $(67,488)    $(55,233)
Active employees fully eligible for benefits . . .       (5,904)      (6,127)
Other active employees . . . . . . . . . . . . . .      (33,949)     (26,939)
                                                       --------      -------
Accumulated benefit obligation . . . . . . . . . .     (107,341)     (88,299)
Plan assets at fair value. . . . . . . . . . . . .       26,916       18,200
                                                       --------      -------
Accumulated benefit obligation greater than
 plan assets . . . . . . . . . . . . . . . . . . .      (80,425)     (70,099)
Unrecognized net gain. . . . . . . . . . . . . . .      (13,880)     (25,894)
Unrecognized transition obligation . . . . . . . .       89,952       95,993
                                                       --------      -------
Postretirement benefit liability recognized in the
  Consolidated Balance Sheets. . . . . . . . . . .     $ (4,353)     $     -
                                                       --------      -------
                                                       --------      -------

Assumptions used were:
Discount rate    . . . . . . . . . . . . . . . . .          7.0%         8.5%
Expected long-term rate of return on assets
  (after taxes):
  Midwest Resources union plan . . . . . . . . . .          9.0%         9.0%
  Midwest Resources salaried plan. . . . . . . . .          4.6%         4.6%
  Iowa-Illinois plans. . . . . . . . . . . . . . .          3.0%         3.0%


  For purposes of calculating the postretirement benefit obligation, it is assumed that health care costs for covered individuals prior to age 65 will increase by 11% in 1996, and that the rate of increase thereafter will decline by 1% annually to an ultimate rate of 5% by the year 2002. For covered individuals age 65 and older, it is assumed that health care costs will increase by 9% in 1996, and that the rate of increase thereafter will decline by 1% annually to an ultimate rate of 5% by the year 2000.

     If the assumed health care trend rates used to measure the expected cost of benefits covered by the plans were increased by 1%, the total service and interest cost would increase by $0.9 million and the accumulated postretirement benefit obligation would increase by $7.6 million.

     The Company sponsors defined contribution pension plans (401(k) plans) covering substantially all employees. The Company's contributions to the plans, which are based on the participants level of contribution and cannot exceed four percent of the participants salaries or wages, were $3.7 million, $3.6 million and $3.6 million for 1995, 1994 and 1993, respectively.

(7)  SHORT-TERM BORROWING:

     Interim financing of working capital needs and the construction program may be obtained from the sale of commercial paper or short-term borrowing from banks. Information regarding short-term debt follows (dollars in thousands):

                                                 1995      1994      1993
Balance at year-end    . . . . . . . . . . .   $184,800  $124,500   $173,035
Weighted average interest rate
  on year-end balance. . . . . . . . . . . .        5.7%      6.1%       3.4%
Average daily amount outstanding
  during the year. . . . . . . . . . . . . .   $114,036  $105,728   $117,445
Weighted average interest rate
  on average daily amount
  outstanding during the year. . . . . . . .        6.0%      4.4%       3.3%

     At December 31, 1995, the Company had bank lines of credit of $250 million to provide short-term financing for its utility operations. As of December 31, 1995, the Company has regulatory authority to borrow up to $400 million of short-term debt for its utility operations. In January 1996, the Company entered into a $250 million revolving credit facility agreement to replace the lines of credit. The Company's commercial paper borrowings are currently supported by the revolving credit facility.

(8)  RATE MATTERS:

     The table below shows the Company's recent material general rate activities (dollars in thousands):

Filing entity. . . . . . . . . . . . . .      Midwest         Midwest
State of filing. . . . . . . . . . . . .       Iowa            Iowa
Service  . . . . . . . . . . . . . . . .        Gas          Electric
Interim revenue increase:
    Amount . . . . . . . . . . . . . . .      $ 8,200         $15,600
    Percent. . . . . . . . . . . . . . .        3.2%            2.7%
    Date collection began. . . . . . . .  October 18, 1994  January 1, 1995
Final revenue increase:
    Amount . . . . . . . . . . . . . . .     $10,600         $20,300
    Percent. . . . . . . . . . . . . . .       4.1%            3.4%
    Date collection began. . . . . . . .  August 1, 1995   August 11, 1995

     The table below summarizes the results of the Company's recent material energy efficiency cost recovery filing activities (dollars in thousands):


Filing entity  . . . . . . . . . .     Midwest            Midwest         Iowa-Illinois
State of filing. . . . . . . . . .      Iowa                Iowa               Iowa
Final revenue increase granted*. .     $19,700             $18,700           $18,600
Deferred charges to be amortized*.     $14,100             $13,400           $13,800
Date collection began. . . . . . . October 12, 1994    January 21, 1995   August 3, 1995


* Recovery and amortization over a four-year period

(9)  DISCONTINUED OPERATIONS:

     The Company reflected as discontinued operations at September 30, 1994, all activities of a subsidiary that constructed generating facilities and a subsidiary that constructed electric distribution and transmission systems. Essentially all of the assets of these subsidiaries have been sold.

     Midwest Capital, under the terms of certain sale agreements, has indemnified the purchasers of the construction subsidiaries for specified losses or claims relating to construction projects which occurred prior to the date of their sale. In addition, Midwest Capital has guaranteed performance on a joint venture turnkey engineering, procurement and construction contract for a cogeneration project. The Company has provided a support agreement to Midwest Capital related to this project. In October 1995, the project received preliminary acceptance from the owner. Management believes that the likelihood of a material adverse impact to the Company under any indemnity provision of the sale agreements or construction contracts or material cash payments by the Company under the support agreements is remote.

     Net assets of the construction subsidiaries are separately presented on the Consolidated Balance Sheets as Investment in Discontinued Operations. Proceeds received from the disposition of the construction investments through December 31, 1995, were $4.1 million. Revenues from discontinued activities, as well as the results of operations and the estimated income (loss) on the disposal of discontinued operations for the years ended December 31 are as follows (in thousands):

                                         1995     1994      1993
Operating Revenues . . . . . . . . .  $  7,334  $ 69,958  $  94,350
                                      --------  --------  ---------
                                      --------  --------  ---------
Income (loss) from discontinued
        operations before
        income taxes . . . . . . . .  $    880  $ (2,788) $  (7,033)
Income tax benefit (expense) . . . .      (463)      908      3,179
                                      --------  --------  ---------
        Total. . . . . . . . . . . .  $   (417) $ (1,880) $  (3,854)
                                      --------  --------  ---------
                                      --------  --------  ---------

Loss on disposal before
        income taxes . . . . . . . .  $      -  $(11,576) $       -
Income tax benefit . . . . . . . . .         -     7,811          -
                                      --------  -------   ---------
        Total. . . . . . . . . . . .  $      -  $ (3,765) $       -
                                      --------  --------  ---------
                                      --------  --------  ---------

                                     -30-

(10)  CONCENTRATION OF CREDIT RISK:

     The Company's electric utility operations serve 549,000 customers in Iowa, 83,000 customers in western Illinois and 3,000 customers in southeastern South Dakota. The Company's gas utility operations serve 471,000 customers in Iowa, 65,000 customers in western Illinois, 60,000 customers in southeastern South Dakota and 4,000 customers in northeastern Nebraska. The largest communities served by the Company are the Iowa and Illinois Quad-Cities; Des Moines, Sioux City, Cedar Rapids, Waterloo, Iowa City and Council Bluffs, Iowa; and Sioux Falls, South Dakota. The Company's utility operations grant unsecured credit to customers, substantially all of whom are local businesses and residents. As of December 31, 1995, billed receivables from the Company's utility customers totalled $126 million.

     The Company has investments in preferred stocks of companies in the utility industry. As of December 31, 1995, the total cost of these investments was $163 million.

     InterCoast has entered into leveraged lease agreements with companies in the airline industry. As of December 31, 1995, the receivables under these agreements totalled $38 million.

(11)  PREFERRED SHARES:

     On December 15, 1994, the Company redeemed all of its outstanding
$4.36 Series, $4.22 Series and $7.50 Series preferred shares. The redemption was made at a premium, which resulted in a charge to net income on common shares of $312,000.

     The $5.25 Series Preferred Shares, which are not redeemable prior to November 1, 1998 for any purpose, are subject to mandatory redemption on November 1, 2003 at $100 per share. The $7.80 Series Preferred Shares, which are not redeemable prior to May 1, 1996 for any purpose, have sinking fund requirements under which 66,600 shares will be redeemed at $100 per share each May 1, beginning in 2001 through May 1, 2006.

     The total outstanding cumulative preferred stock that is not subject to mandatory redemption requirements may be redeemed at the option of the Company at prices which, in the aggregate, total $95.1 million. The aggregate total the holders of all preferred stock outstanding at December 31, 1995, are entitled to upon involuntary bankruptcy is $141.8 million plus accrued dividends. Annual dividend requirements for preferred stock outstanding at December 31, 1995, total $9.1 million.

(12)  SEGMENT INFORMATION:

          Information related to segments of the Company's business is as follows for the years ended December 31 (in thousands):



                                                     1995         1994         1993
UTILITY
  Electric-
    Operating revenues . . . . . . . . . .      $ 1,094,647   $1,021,660   $1,002,970
    Cost of fuel, energy and capacity. . .          230,261      213,987      217,385
    Depreciation and amortization expense.          136,324      132,886      129,814
    Other operating expenses . . . . . . .          459,344      438,811      424,589
                                                -----------    ---------    ---------
    Operating income . . . . . . . . . . .      $   268,718   $  235,976   $  231,182
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------

  Gas-
    Operating revenues . . . . . . . . .        $   459,588   $  492,015   $  538,989
    Cost of gas sold . . . . . . . . . . .          279,025      326,782      366,049
    Depreciation and amortization expense.           22,626       21,343       21,008
    Other operating expenses . . . . . . .          122,017      111,644      110,970
                                                -----------    ---------    ---------
    Operating income . . . . . . . . . . .      $    35,920   $   32,246   $   40,962
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------
  Operating income . . . . . . . . . . . .       $  304,638   $  268,222   $  272,144
  Other income (expense) . . . . . . . . .           (4,074)      (3,712)      21,185
  Interest charges . . . . . . . . . . . .           83,977       76,606       83,524
                                                -----------    ---------    ---------
  Income from continuing operations
   before income taxes . . . . . . . . . .          216,587      187,904      209,805
  Income taxes . . . . . . . . . . . . . .           84,098       66,759       75,917
                                                -----------    ---------    ---------
  Income from continuing operations. . . .      $   132,489   $  121,145    $ 133,888
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------

  Capital Expenditures-
    Electric . . . . . . . . . . . . . . .      $   133,490   $  164,870    $ 178,903
    Gas. . . . . . . . . . . . . . . . . .           57,281       46,799       36,178

NONREGULATED
  Revenues . . . . . . . . . . . . . . . .      $   169,409   $  177,235    $ 140,976
  Cost of sales. . . . . . . . . . . . . .          128,685      130,621       96,656
  Depreciation, depletion
    and amortization . . . . . . . . . . .           26,573       24,884       18,771
  Other operating expenses . . . . . . . .           17,657       16,346       16,797
                                                -----------    ---------    ---------
  Operating income (loss). . . . . . . . .           (3,506)       5,384        8,752
  Other income . . . . . . . . . . . . . .           15,734       37,084       30,978
  Interest charges . . . . . . . . . . . .           30,425       31,638       30,421
  Income (loss) from continuing operations
    before income taxes. . . . . . . . . .          (18,197)      10,830        9,309
  Income taxes . . . . . . . . . . . . . .          (16,114)      (4,410)      (4,508)
                                                -----------    ---------    ---------
  Income (loss) from continuing
    operations . . . . . . . . . . . . . .      $    (2,083)   $  15,240    $  13,817
                                                -----------    ---------    ---------
                                                -----------    ---------    ---------

  Capital expenditures . . . . . . . . . .      $    56,162    $  52,609    $  86,505

                                    -32-



                                                 1995        1994         1993
ASSET INFORMATION
  Identifiable assets-
    Electric (a) . . . . . . . . . . . . .   $2,947,832   $2,915,749   $2,891,487
    Gas (a). . . . . . . . . . . . . . . .      709,742      693,203      662,634
    Used in overall utility
      operations . . . . . . . . . . . . .       46,644       71,399       67,622
  Nonregulated . . . . . . . . . . . . . .      819,303      735,423      749,518
                                             ----------   ----------   ----------
  Total assets . . . . . . . . . . . . . .   $4,523,521   $4,415,774   $4,371,261
                                             ----------   ----------   ----------
                                             ----------   ----------   ----------


(a) Utility plant less accumulated provision for depreciation, accounts receivable, accrued unbilled revenues, inventories, deferred gas expense, energy adjustment clause balance, nuclear decommissioning trust fund and regulatory assets.

(13)  FAIR VALUE OF FINANCIAL INSTRUMENTS:

      The following methods and assumptions were used to estimate the fair value of each class of financial instruments Tariffs for the Company's utility services are established based on historical cost ratemaking. Therefore, the impact of any realized gains or losses related to financial instruments applicable to the Company's utility operations is dependent on the treatment authorized under future ratemaking proceedings.

      Cash and cash equivalents - The carrying amount approximates fair value due to the short maturity of these instruments.

      Quad-Cities nuclear decommissioning trust fund - Fair value is based on quoted market prices of the investments held by the fund.

      Marketable securities - Fair value is based on quoted market prices.

      Debt securities - Fair value is based on the discounted value of the future cash flows expected to be received from such investments.

      Equity investments carried at cost - Fair value is based on an estimate of the Company's share of partnership equity, offers from unrelated third parties or the discounted value of the future cash flows expected to be received from such investments.

      Notes payable - Fair value is estimated to be the carrying amount due to the short maturity of these issues.

      Preferred shares - Fair value of preferred shares with mandatory redemption provisions is estimated based on the quoted market prices for similar issues.

          Long-term debt - Fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The following table presents the carrying amount and estimated fair value of certain financial instruments as of December 31 (in thousands):


                                                          1995                      1994
                                                  Carrying      Fair         Carrying      Fair
                                                   Amount       Value         Amount       Value
                                                 ----------   ---------     ---------    --------
Financial Instruments Owned by the Company:
        Equity investments carried at
           costs . . . . . . . . . . . . . . .  $   58,972   $   61,316    $   22,352   $   23,930

Financial Instruments Issued by the Company:
        Preferred shares; subject to mandatory
          redemption . . . . . . . . . . . .    $   50,000   $   52,800    $   50,000   $   50,836
        Long-term debt, including current
          portion  . . . . . . . . . . . . . .  $1,468,617   $1,528,504    $1,471,127   $1,391,372


        The amortized cost, gross unrealized gain and losses and estimated fair value of investments in debt and equity securities at December 31, 1995 and 1994, are summarized as follows (in thousands):


                                                             1995
                                       Amortized    Unrealized  Unrealized      Fair
                                          Cost         Gains      Losses       Value
                                        --------     --------     --------     --------
    Available-for-sale:
        Equity securities               $254,111    $   7,132    $  (9,278)    $251,965
        Municipal Bonds                   38,098        3,228         (210)      41,116
        Cash equivalents                   8,092          -            -          8,092
        Other debt securities             42,734          355       (6,507)      36,582
                                        --------     --------     --------     --------
                                        $343,035     $ 10,715     $(15,995)    $337,755
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------

   Held-to-maturity:
        Equity securities               $ 11,389     $    -       $   (786)    $ 10,603
        Debt securities                   19,440           31         (921)      18,550
                                        --------     --------     --------     --------
                                        $ 30,829     $     31     $ (1,707)    $ 29,153
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------


                                                             1994
                                       Amortized    Unrealized   Unrealized     Fair
                                          Cost         Gains       Losses       Value
                                       ---------     --------    ---------    ---------

Available-for-sale:
  Equity securities                     $171,201       $2,388     $(14,703)    $158,886
  Municipal bonds                         43,034          749       (1,773)      42,010
  Cash equivalents                         5,836            -            -        5,836
  Other debt securities                    4,102            -            -        4,102
                                       ---------     --------    ---------    ---------
                                        $224,173       $3,137     $(16,476)    $210,834
                                       ---------     --------    ---------    ---------
                                       ---------     --------    ---------    ---------

Held-to-maturity:
  Equity securities                     $ 40,628       $    -     $ (1,374)    $ 39,254
  Debt securities                         14,804           39       (1,849)      12,994
                                       ---------     --------    ---------    ---------
                                        $ 55,432       $   39     $ (3,223)    $ 52,248
                                       ---------     --------    ---------    ---------
                                       ---------     --------    ---------    ---------


          At December 31, 1995, the debt securities held by the Company had the following maturities (in thousands):

                                         Amortized      Fair
                                           Cost         Value
                                         ---------   --------
Within 1 year                            $ 2,575      $ 2,454
1 through 5 years                         38,345       36,934
5 through 10 years                        35,788       32,239
Over 10 years                             23,564       24,621



          During 1995, the Company re-evaluated the classification of its securities classified as held-to-maturity and available-for-sale. As a result, certain securities, with a total amortized cost of $33.1 million and a market value of $33.8 million, were transferred from securities classified as held-to-maturity to available-for-sale securities.

          The proceeds and the gross realized gains and losses on the disposition of investments held by the Company for the years ended December 31, are as follows (in thousands):


                                                 1995       1994
          Proceeds from sales                  $107,692   $135,769
          Gross realized gains                    3,923     10,338
          Gross realized losses                  (3,158)     5,234

(14)  INCOME TAX EXPENSE:

   Income tax expense from continuing operations includes the following for the years ended December 31 (in thousands):


                                             1995         1994         1993
Income taxes
  Current
    Federal . . . . . . . . . .            $45,635      $20,036       $57,179
    State . . . . . . . . . . .             12,071        5,387        12,295
                                          --------     --------      --------
                                            57,706       25,423        69,474
  Deferred
    Federal . . . . . . . . . .             15,905       37,316         7,610
    State . . . . . . . . . . .              2,550        6,565         3,996
                                          --------     --------      --------
                                            18,455       43,881        11,606
  Investment tax credit, net. .             (8,177)      (6,955)       (9,671)
                                          --------     --------      --------
  Total income tax expense. . .            $67,984      $62,349       $71,409
                                          --------     --------      --------
                                          --------     --------      --------

  Included in Deferred Income Taxes in the Consolidated Balance Sheets as of December 31 are deferred tax assets and deferred tax liabilities as follows (in thousands):


                                          1995           1994
Deferred tax assets
  Related to:
   Investment tax credits . . .        $  63,374      $  67,279
   Unrealized losses. . . . . .            7,548          4,008
   Pensions . . . . . . . . . .           17,938         16,834
   AMT credit carry forward . .           18,738         34,555
   Nuclear reserves and
     decommissioning  . . . . .            8,367          8,340
   Other. . . . . . . . . . . .           10,679         14,640
                                        --------       --------
   Total. . . . . . . . . . . .         $126,644       $145,656
                                        --------       --------
                                        --------       --------


                                          1995           1994
Deferred tax liabilities
   Related to:
    Depreciable property . . . .        $533,750       $563,099
    Income taxes recoverable
       through future rates. . .         207,631        206,856
    Intangible drilling costs. .          38,278         17,062
    Energy efficiency. . . . . .          28,616         17,635
    Reacquired debt. . . . . . .          17,595         18,575
    FERC Order 636 . . . . . . .          16,073         17,939
    Other. . . . . . . . . . . .          31,275         30,155
                                        --------       --------
    Total. . . . . . . . . . . .        $873,218       $871,321
                                        --------       --------
                                        --------       --------


   The following table is a reconciliation between the effective income tax rate, before preferred stock dividends, indicated by the Consolidated Statements of Income and the statutory federal income tax rate for the years ended December 31:


                                                      1995      1994       1993
Effective federal and state
  income tax rate . . . . . . . . . . . . . .          34%       31%        33%
Amortization of investment tax credit . . . .           4         4          4
Resolution of prior year tax issue. . . . . .           -         2          -
State income tax, net of federal income
  tax benefit . . . . . . . . . . . . . . . .          (5)       (4)        (5)
Dividends received deduction. . . . . . . . .           2         2          2
Other . . . . . . . . . . . . . . . . . . . .           -         -          1
                                                      ----      ----       ----
Statutory federal income tax rate . . . . . .          35%       35%        35%
                                                      ----      ----       ----
                                                      ----      ----       ----






(15)  INVENTORIES:

          Inventories include the following amounts as of December 31 (in thousands):


                                                            1995      1994
          Materials and supplies, at average cost. . .  $  27,442   $  31,688
          Coal stocks, at average cost . . . . . . . .     32,163      26,878
          Fuel oil, at average cost. . . . . . . . . .      1,523       1,907
          Gas in storage, at LIFO cost . . . . . . . .     21,883      30,347
          Other. . . . . . . . . . . . . . . . . . . .      2,224       1,428
                                                        ---------   ---------
          Total. . . . . . . . . . . . . . . . . . . .  $  85,235   $  92,248
                                                        ---------   ---------
                                                        ---------   ---------


          At December 31, 1995 prices, the current cost of gas in storage was $31.4 million.

(16)  OTHER INFORMATION:

           The Company has completed a merger-related restructuring plan during 1995. Other operating expenses in the Consolidated Statements of Income for 1995 includes $33.4 million related to the restructuring plan.

          Non-Operating - Other, Net, as shown on the Consolidated Statements of Income includes the following for the years ended December 31 (in thousands):


                                                            1995        1994        1993
     Allowance for equity funds used
      during construction . . . . . . . . . . . . .     $     481      $   452   $      -
     Gain on sale of assets, net. . . . . . . . . .         8,570        4,468     20,164
     Income (loss) from equity method investments .          (312)       2,712      2,073
     Energy efficiency carrying charges . . . . . .         3,092        1,681      1,172
     Merger costs . . . . . . . . . . . . . . . . .        (4,624)      (4,510)         -
     Other-than-temporary declines in value
      of investments and other assets . . . . . . .       (17,971)      (1,791)    (2,939)
     Other. . . . . . . . . . . . . . . . . . . . .           297        1,304        372
                                                        ---------   ----------   --------
     Total. . . . . . . . . . . . . . . . . . . . .      $(10,467)   $   4,316   $ 20,842
                                                        ---------   ----------   --------
                                                        ---------   ----------   --------



(17)  HOLDING COMPANY PROPOSAL

      The Company's Board of Directors has approved the formation of a holding company for MidAmerican's organizational structure. The holding company would have two wholly owned subsidiaries consisting of MidAmerican (utility operations) and InterCoast. Consummation of the holding company structure is subject to approval by holders of a majority of the outstanding shares of the Company's common stock. In addition, certain orders must be received from the ICC, IUB, FERC, and the Nuclear Regulatory Commission. Subject to such approvals, each share of MidAmerican common stock will be exchanged for one share of the holding company's stock. It is management's intent, if possible, to complete the formation of the holding company and share exchange by the end of 1996.

(18)  UNAUDITED QUARTERLY OPERATING RESULTS:


1995                                 1st Quarter  2nd Quarter  3rd Quarter  4th Quarter
                                     -----------  -----------  -----------  -----------
                                           (In thousands, except per share amounts)
Operating revenues . . . . . . . . . .  $461,422     $371,712     $434,623     $455,887
Operating income . . . . . . . . . . .    78,841       56,312       99,887       66,092
Income from continuing operations. . .    37,577       26,674       37,457       28,698
Income (loss) from discontinued
 operations  . . . . . . . . . . . . .         -          516            -          (99)
Earnings on common stock . . . . . . .    35,296       24,908       35,780       26,780

Earnings per average common share:
  Income from continuing operations. .  $   0.35     $   0.24     $   0.36     $   0.27
  Income (loss) from discontinued
    operations . . . . . . . . . . . .         -         0.01            -            -
                                        --------     --------     --------     --------
Earnings per average common share. . .  $   0.35     $   0.25     $   0.36     $   0.27
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------


1994                                 1st Quarter  2nd Quarter  3rd Quarter* 4th Quarter
                                     -----------  -----------  -----------  -----------
                                           (In thousands, except per share amounts)
Operating revenues . . . . . . . . . . $ 529,422    $ 368,126    $ 382,492    $ 410,870
Operating income . . . . . . . . . . .    86,855       55,949       85,570       45,232
Income from continuing operations. . .    47,468       24,748       42,125       22,044
Loss from discontinued operations. . .      (759)        (603)      (4,236)         (47)
Earnings on common stock . . . . . . .    44,136       21,571       35,315       19,167

Earnings per average common share:
   Income from continuing operations . $    0.46    $    0.23    $    0.40    $    0.19
   Loss from discontinued operations .     (0.01)       (0.01)       (0.04)           -
                                        --------     --------     --------     --------

Earnings per average common share. . . $    0.45     $   0.22    $    0.36    $    0.19
                                        --------     --------     --------     --------
                                        --------     --------     --------     --------


* Includes the estimated loss on the disposal of the construction subsidiaries.

The quarterly data reflect seasonal variations common in the utility industry.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the  Shareholders and Board of Directors of MidAmerican Energy Company and
Subsidiaries:

      We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of MidAmerican Energy Company (an Iowa corporation) and subsidiaries, as of December 31, 1995 and 1994, and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 and 1993 financial statements of Iowa-Illinois Gas and Electric Company, one of the companies merged in 1995 to form MidAmerican Energy Company in a transaction accounted for as a pooling-of-interests, as discussed in Note (1)(a). Such statements are included in the consolidated financial statements of MidAmerican Energy Company and subsidiaries and reflect total assets constituting 42% in 1994 and total revenues constituting 36% in 1994 and 1993, of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Iowa-Illinois Gas and Electric Company, is based solely upon the report of the other auditors.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, based on our report and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of MidAmerican Energy Company and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             /s/  Arthur Andersen LLP

Chicago, Illinois
January 26, 1996

REPORT OF MANAGEMENT

  Management is responsible for the preparation of all information contained in this Annual Report, including the financial statements. The statements and related financial information have been prepared in conformity with generally accepted accounting principles. In the opinion of management, the financial position, results of operation and cash flows of the Company are reflected fairly in the statements. The statements have been audited by the Company's independent public accountants, Arthur Andersen LLP.

  The Company maintains a system of internal controls which is designed to provide reasonable assurance, on a cost effective basis, that transactions are executed in accordance with management's authorization, the financial statements are reliable and the Company's assets are properly accounted for and safeguarded. The Company's internal auditors continually evaluate and test the system of internal controls and actions are taken when opportunities for improvement are identified. Management believes that the system of internal controls is effective.

  The Audit Committee of the Board of Directors, the members of which are directors who are not employees of the Company, meets regularly with management, the internal auditors and Arthur Andersen LLP to discuss accounting, auditing, internal control and financial reporting matters. The Company's independent public accountants are appointed annually by the Board of Directors on recommendation of the Audit Committee. The internal auditors and Arthur Andersen LLP each have full access to the Audit Committee, without management representatives present.




/s/ Stanley J. Bright
President,
Office of the Chief Executive Officer


/s/ Lance E. Cooper
Group Vice President
Finance and Accounting

FIVE-YEAR FINANCIAL STATISTICS

                                           1995     1994     1993     1992     1991
                                         -------  -------   -------  -------  -------
Earnings per average common share --
Continuing operations:
 Utility operations                      $  1.24  $  1.12   $  1.29  $  0.82  $  1.33
 Nonregulated activities                    (.02)    0.16      0.14     0.01     (.01)
Discontinued operations                        -    (0.06)    (0.04)    0.01        -
                                         -------  -------   -------  -------  -------
Earnings per average common share        $  1.22  $  1.22   $  1.39  $  0.84  $  1.32
                                         -------  -------   -------  -------  -------
                                         -------  -------   -------  -------  -------
Return on average common equity (%)         10.1     10.1      11.6      7.1     11.2
Cash dividends declared per common share $  1.18  $  1.17   $  1.17  $  1.28  $  1.38
Common dividend payout ratio (%)              97       96        84      152      105
Ratio of earnings to fixed charges
 Consolidated                                2.8      2.8       2.9      1.9      2.5
 Utility only                                3.4      3.3       3.4      2.3      2.9
Ratio of earnings to fixed charges and
 Cooper Nuclear Station debt service
   Consolidated                              2.7      2.7       2.8      1.9      2.4
   Utility only                              3.3      3.2       3.3      2.2      2.8
Capitalization ratios %  --
 Common shareholders' equity                44.3     43.9      44.0     43.8     42.9
 Preferred shares, not subject to
   mandatory redemption                      3.2      3.3       4.1      2.8      2.8
 Preferred shares, subject to
   mandatory redemption                      1.8      1.8       1.9      1.8      3.0
 Long-term debt (excluding
  current portion)                          50.7     51.0      50.0     51.6     51.3
Book value per common share at year-end  $ 12.17  $ 12.08   $ 12.07  $ 11.86  $ 12.12
Quarterly earnings per average common
  share outstanding  --
   1st quarter                           $  0.35  $  0.45   $  0.44  $  0.28  $  0.36
   2nd quarter                              0.25     0.22      0.22     0.13     0.27
   3rd quarter                              0.36     0.36      0.52     0.26     0.47
   4th quarter                              0.27     0.19      0.20     0.17     0.22
Number of fulltime employees --
 Utility                                   3,331    4,077     4,196    4,305    4,370
 Nonregulated                                271      274       347      200      140
Utility construction expenditures       $190,771 $211,669  $215,081 $188,344 $177,061
Net cash from utility operations less
  dividends as a % of construction           134      121       103       71      100



COMMON STOCK DIVIDENDS AND PRICES

                                                                     Price Range
                                              ----------------------------------------------------------
                      Dividends Declared         MidAmerican          Iowa-Illinois       Resources
                   -------------------------  -----------------    ------------------  -----------------
                    MEC      IWG       MWR      High      Low       High      Low      High       Low
                   -------  -------  -------  --------  -------    --------  -------  --------   -------
1995
 4th Quarter       $ 0.30   $     -  $   -    $17 1/8   $15        $     -   $     -  $     -    $     -
 3rd Quarter         0.30         -      -     15 5/8    13 5/8          -         -        -          -
 2nd Quarter            -    0.4325   0.29          -         -     22        19 7/8    15        13 5/8
 1st Quarter            -    0.4325   0.29          -         -     22 1/8    19        14 5/8    13 3/8
1994
 4th Quarter       $    -   $0.4325  $0.29          -         -    $20 5/8   $18 7/8   $14 1/2   $12 7/8
 3rd Quarter            -    0.4325   0.29          -         -     22 1/2    19 1/4    15 3/8    13 1/2
 2nd Quarter            -    0.4325   0.29          -         -     24 1/2    19 7/8    16 3/4    13 7/8
 1st Quarter            -    0.4325   0.29          -         -     24 3/4    22 3/8    18        16


                                        MIDAMERICAN ENERGY COMPANY
                               FIVE-YEAR CONSOLIDATED STATEMENTS OF INCOME


                                                YEARS ENDED DECEMBER 31
                                 ------------------------------------------------------
                                   1995        1994        1993       1992       1991
                                 --------    --------    --------   --------   --------
                                        (In thousands, except per share amounts)
OPERATING REVENUES
Electric utility               $1,094,647  $1,021,660  $1,002,970  $ 936,027  $ 968,799
Gas utility                       459,588     492,015     538,989    484,687    473,251
Nonregulated                      169,409     177,235     140,976     70,344     46,513
                               ----------   ---------   ---------  ---------  ---------
                                1,723,644   1,690,910   1,682,935  1,491,058  1,488,563
                               ----------   ---------   ---------  ---------  ---------

OPERATING EXPENSES
Utility:
  Cost of fuel, energy and
    Capacity                      230,261     213,987     217,385    211,924    212,647
  Cost of gas sold                279,025     326,782     366,049    326,097    323,113
  Other operating expenses (2)    399,648     354,190     340,720    329,911    306,508
  Maintenance                      85,363     101,275     101,601     93,769     91,548
  Depreciation and amortization   158,950     154,229     150,822    144,646    135,062
  Property and other taxes         96,350      94,990      93,238     97,479     94,872
                               ----------   ---------   ---------  ---------  ---------
                                1,249,597   1,245,453   1,269,815  1,203,826  1,163,750
Nonregulated (2)                  172,915     171,851     132,224     69,522     46,692
                               ----------   ---------   ---------  ---------  ---------
                                1,422,512   1,417,304   1,402,039  1,273,348  1,210,442
                               ----------   ---------   ---------  ---------  ---------

OPERATING INCOME                  301,132     273,606     280,896    217,710    278,121
                               ----------   ---------   ---------  ---------  ---------

NON-OPERATING INCOME (3)           11,660      33,372      52,163     15,656     28,023
                               ----------   ---------   ---------  ---------  ---------

INTEREST CHARGES
Interest on long-term debt        110,505     105,753     111,065    114,732    106,538
Other interest expense              9,449       6,446       5,066      5,899     16,380
Allowance for borrowed funds       (5,552)     (3,955)     (2,186)    (2,162)    (4,347)
                               ----------   ---------   ---------  ---------  ---------
                                  114,402     108,244     113,945    118,469    118,571
                               ----------   ---------   ---------  ---------  ---------

INCOME FROM CONTINUING
  OPERATIONS BEFORE INCOME
  TAXES                           198,390     198,734     219,114    114,897    187,573
INCOME TAXES                       67,984      62,349      71,409     26,812     59,604
                               ----------   ---------   ---------  ---------  ---------
INCOME FROM CONTINUING
  OPERATIONS                      130,406     136,385     147,705     88,085    127,969
INCOME (LOSS) FROM
  DISCONTINUED OPERATIONS
  (net of income taxes) (4)           417      (5,645)     (3,854)       794        203
                               ----------   ---------   ---------  ---------  ---------
NET INCOME                        130,823     130,740     143,851     88,879    128,172
PREFERRED DIVIDENDS                 8,059      10,551       8,367      8,735      9,708
                               ----------   ---------   ---------  ---------  ---------

EARNINGS ON COMMON STOCK        $ 122,764   $ 120,189   $ 135,484  $  80,144  $ 118,464
                               ----------   ---------   ---------  ---------  ---------
                               ----------   ---------   ---------  ---------  ---------

AVERAGE COMMON SHARES
  OUTSTANDING                     100,401      98,531      97,762     95,430     89,844
EARNINGS PER COMMON SHARE       $    1.22   $    1.22   $    1.39   $   0.84   $   1.32


(1) The Company was formed on July 1, 1995, through a merger, as discussed in Note (1)(a) of Notes to Consolidated Financial Statements (Notes). All data on this statement reflect the pooled amounts of the predecessor companies. Non-Operating income includes $4.5 million and $4.6 million of merger-related costs in 1994 and 1995, respectively.
(2) Utility other operating expenses include $31.9 million of costs related to a restructuring and work force reduction plan implemented and completed in 1995. In addition, nonregulated other expenses for 1995 includes $1.5 million of related costs.
(3) During 1995, the Company recorded approximately $18 million of expense for the write-down of certain nonregulated assets. In 1993, the Company recorded an $18.5 million pre-tax gain on the exchange of natural gas service territory. The exchange resulted in a decrease of approximately 33,000 natural gas customers.
(4) In 1994 the Company announced its intent to divest its construction subsidiaries. Refer to Note (9) of Notes.

                           MIDAMERICAN ENERGY COMPANY
                      FIVE-YEAR CONSOLIDATED BALANCE SHEETS



                                                                             AS OF  DECEMBER 31
                                                        -----------------------------------------------------------------------
                                                          1995             1994          1993          1992            1991
                                                        -----------    -----------    ----------     ----------     -----------
                                                                                  (In thousands)
ASSETS
UTILITY PLANT
Electric                                                $3,881,699     $3,765,004     $3,642,415     $3,534,703     $3,455,061
Gas                                                        695,741        663,792        639,276        628,856        575,113
                                                        ----------     ----------     ----------     ----------     ----------
                                                         4,577,440      4,428,796      4,281,691      4,163,559      4,030,174
Less accumulated depreciation and amortization           2,027,055      1,885,870      1,801,668      1,680,033      1,572,946
                                                        ----------     ----------     ----------     ----------     ----------
                                                         2,550,385      2,542,926      2,480,023      2,483,526      2,457,228
Construction work in progress                              104,164        101,252        111,726         67,664         51,176
                                                        ----------     ----------     ----------     ----------     ----------
     Total                                               2,654,549      2,644,178      2,591,749      2,551,190      2,508,404
                                                        ----------     ----------     ----------     ----------     ----------

POWER PURCHASE CONTRACT                                    212,148        221,998        248,643        243,146        248,949
                                                        ----------     ----------     ----------     ----------     ----------

INVESTMENT IN DISCONTINUED OPERATIONS                           -          15,249         22,206         23,686         23,854
                                                        ----------     ----------     ----------     ----------     ----------

CURRENT ASSETS
Cash and cash equivalents                                   41,216         33,778         24,289         25,079         30,384
Receivables, less reserves                                 261,105        212,902        226,054        225,566        205,440
Inventories                                                 85,235         92,248        100,675         98,608         91,753
Other                                                       22,252         19,035         24,911         26,182         20,277
                                                        ----------     ----------     ----------     ----------     ----------
                                                           409,808        357,963        375,929        375,435        347,854
                                                        ----------     ----------     ----------     ----------     ----------

INVESTMENTS                                                826,496        752,428        760,308        727,929        673,789
                                                        ----------     ----------     ----------     ----------     ----------

OTHER ASSETS                                               420,520        423,958        372,426        192,630        107,819
                                                        ----------     ----------     ----------     ----------     ----------

TOTAL ASSETS                                            $4,523,521     $4,415,774     $4,371,261     $4,114,016     $3,910,669
                                                        ----------     ----------     ----------     ----------     ----------
                                                        ----------     ----------     ----------     ----------     ----------

CAPITALIZATION AND LIABILITIES
CAPITALIZATION
Common shareholders' equity                             $1,225,715     $1,204,112     $1,180,510      1,159,676      1,128,858
Preferred shares, not subject to mandatory redemption       89,945         89,955        109,871         74,242         74,291
Preferred shares, subject to mandatory redemption           50,000         50,000         50,000         48,625         79,200
Long-term debt                                           1,403,322      1,398,255      1,341,003      1,368,784      1,351,385
                                                        ----------     ----------     ----------     ----------     ----------
                                                         2,768,982      2,742,322      2,681,384      2,651,327      2,633,734
                                                        ----------     ----------     ----------     ----------     ----------

CURRENT LIABILITIES
Notes payable                                              184,800        124,500        173,035        120,244         67,629
Current portion of long-term debt                           65,295         72,872         66,371         32,952         10,991
Current portion of power purchase contract                  13,029         12,080         10,830          8,065          8,948
Accounts payable                                           142,759        110,175        129,504        115,763        117,573
Taxes accrued                                               81,898         91,653        110,923        101,585        101,879
Interest accrued                                            30,635         30,659         31,021         31,395         31,678
Other                                                       57,000         54,473         52,237         53,563         39,378
                                                        ----------     ----------     ----------     ----------     ----------
                                                           575,416        496,412        573,921        463,567        378,076
                                                        ----------     ----------     ----------     ----------     ----------

OTHER LIABILITES
Power purchase contract                                    112,700        125,729        140,655        138,085        141,890
Deferred income taxes                                      746,574        725,665        670,288        596,144        525,056
Investment tax credit                                       95,041        100,871        106,729        113,846        119,989
Other                                                      224,808        224,775        198,284        151,047        111,924
                                                        ----------     ----------     ----------     ----------     ----------
                                                         1,179,123      1,177,040      1,115,956        999,122        898,859
                                                        ----------     ----------     ----------     ----------     ----------
TOTAL CAPITALIZATION
   AND LIABILITIES                                      $4,523,521     $4,415,774     $4,371,261     $4,114,016     $3,910,669
                                                        ----------    -----------     ----------     ----------     ----------
                                                        ----------    -----------     ----------     ----------     ----------


MIDAMERICAN ENERGY COMPANY
FIVE-YEAR ELECTRIC UTILITY STATISTICS


FOR THE YEAR ENDED DECEMBER 31        1995         1994        1993        1992        1991
                                   ----------   ----------  ----------   ---------  ----------
REVENUES (IN THOUSANDS)
Residential                        $  434,105   $  400,346  $  386,047  $  343,842  $  379,240
Small general service                 252,427      253,703     242,205     236,292     241,277
Large general service                 219,075      204,481     193,616     199,256     197,795
Other sales                            60,160       57,731      56,198      30,878      31,354
Sales for resale                      105,472       84,260     104,461     106,982      98,748
                                   ----------   ----------  ----------   ---------  ----------
   Total from electric sales        1,071,239    1,000,521     982,527     917,250     948,414
Other electric revenue                 23,408       21,139      20,443      18,777      20,385
                                   ----------   ----------  ----------   ---------  ----------
   Total                           $1,094,647   $1,021,660  $1,002,970   $ 936,027  $  968,799
                                   ----------   ----------  ----------   ---------  ----------
                                   ----------   ----------  ----------   ---------  ----------

KWH SALES (IN THOUSANDS)
Residential                         4,767,608    4,500,265   4,475,883   4,098,567   4,540,923
Small general service               3,920,792    4,062,993   3,937,360   3,885,898   3,989,071
Large general service               5,351,933    5,091,685   4,851,493   4,993,213   4,895,098
Other                                 957,463      938,620     930,117     470,444     479,257
Sales for resale                    5,509,161    3,605,092   5,566,208   6,386,957   6,163,480
                                   ----------   ----------  ----------   ---------  ----------
         Total                     20,506,957   18,198,655  19,761,061  19,835,079  20,067,829
                                   ----------   ----------  ----------   ---------  ----------
                                   ----------   ----------  ----------   ---------  ----------

REVENUES BY CUSTOMER CLASS (% OF TOTAL)
Residential                              40.5         40.0        39.3        37.5        40.0
Small general service                    23.6         25.4        24.7        25.7        25.4
Large general service                    20.5         20.4        19.7        21.7        20.9
Other                                     5.6          5.8         5.7         3.4         3.3
Sales for resale                          9.8          8.4        10.6        11.7        10.4
                                   ----------   ----------  ----------   ---------  ----------
         Total                          100.0        100.0       100.0       100.0       100.0
                                   ----------   ----------  ----------   ---------  ----------
                                   ----------   ----------  ----------   ---------  ----------

SALES AS A % OF TOTAL
Residential                              23.2         24.7        22.7        20.6        22.6
Small general service                    19.1         22.3        19.9        19.6        19.9
Large general service                    26.1         28.0        24.5        25.2        24.4
Other                                     4.7          5.2         4.7         2.4         2.4
Sales for resale                         26.9         19.8        28.2        32.2        30.7
                                   ----------   ----------  ----------   ---------  ----------
         Total                          100.0        100.0       100.0       100.0       100.0
                                   ----------   ----------  ----------   ---------  ----------
                                   ----------   ----------  ----------   ---------  ----------

RETAIL ELECTRIC SALES BY JURISDICTION (%)
Iowa                                     89.5         88.6        88.7        87.8        87.6
Illinois                                  9.9         10.9        10.9        11.8        12.1
South Dakota                              0.6          0.5         0.4         0.4         0.3

CUSTOMERS (END OF YEAR)
Residential                           551,384      548,106     541,220     536,767     530,869
Small general service                  72,616       69,905      68,829      71,843      71,127
Large general service                     945          743         744         833         838
Other                                   9,744        9,518       9,572       5,156       5,044
Sales for resale                           55           59          63          61          61
                                   ----------   ----------  ----------   ---------  ----------
         Total                        634,744      628,331     620,428     614,660     607,939
                                   ----------   ----------  ----------   ---------  ----------
                                   ----------   ----------  ----------   ---------  ----------

ANNUAL AVERAGE PER RESIDENTIAL CUSTOMER
Revenue per Kwh (cents)                  9.11         8.90        8.62        8.39        8.35
KWh sales                               8,670        8,265       8,310       7,681       8,598

COOLING DEGREE DAYS
Actual                                  1,112          912         813         603       1,303
Percent warmer (colder) than normal      14.1         (6.5)      (16.4)      (38.5)       33.0

ELECTRIC PEAK DEMAND (NET MW)           3,553         3,226      3,284       2,902       3,227

SUMMER NET ACCREDITED CAPABILITY (MW)   4,311         4,145      4,072       4,116       3,996



MIDAMERICAN ENERGY COMPANY
FIVE-YEAR GAS UTILITY STATISTICS


FOR THE YEAR ENDED DECEMBER 31         1995         1994         1993         1992         1991
                                   -----------   ----------   ----------   ----------   ---------
REVENUES (IN THOUSANDS)
Residential                        $   279,819   $  287,171   $  319,359   $  282,688   $ 271,312
Small general service                  128,501      142,894      150,913      133,384     127,600
Large general service                   23,280       36,729       37,761       43,919      47,107
Sales for resale and other               5,303        5,514       10,376        2,648       5,340
                                   -----------   ----------   ----------   ----------   ---------
  Total revenue from gas sales         436,903      472,308      518,409      462,639     451,359
Gas transported                         16,677       12,842       13,457       17,473      16,231
Other gas revenues                       6,008        6,865        7,123        4,575       5,661
                                   -----------   ----------   ----------   ----------   ---------
  Total                            $   459,588   $  492,015   $  538,989   $  484,687   $ 473,251
                                   -----------   ----------   ----------   ----------   ---------
                                   -----------   ----------   ----------   ----------   ---------

THROUGHPUT (MMBTU IN THOUSANDS)
Sales
  Residential                           57,153       54,732       60,612       56,072      57,770
  Small general service                 32,786       32,677       34,504       31,894      32,464
  Large general service                  6,222        8,253        9,681       12,357      13,616
  Sales for resale and other             3,582        3,231        4,305          837       2,213
                                   -----------   ----------   ----------   ----------   ---------
        Total sales                     99,743       98,893      109,102      101,160     106,063
Gas transported                         50,695       43,293       39,570       34,686      30,052
                                   -----------   ----------   ----------   ----------   ---------
  Total                                150,438      142,186      148,672      135,846     136,115
                                   -----------   ----------   ----------   ----------   ---------
                                   -----------   ----------   ----------   ----------   ---------

REVENUES BY CUSTOMER CLASS (%
  OF TOTAL)
Residential                               61.7         59.2         60.0         58.9        58.0
Small general service                     28.3         29.4         28.4         27.8        27.3
Large general service                      5.1          7.6          7.1          9.1        10.1
Sales for resale and other                 1.2          1.1          2.0          0.6         1.1
Gas Transported                            3.7          2.7          2.5          3.6         3.5
                                   -----------   ----------   ----------    ---------   ---------
  Total                                  100.0        100.0        100.0        100.0       100.0
                                   -----------   ----------   ----------   ----------   ---------
                                   -----------   ----------   ----------   ----------   ---------

SALES AS A % OF TOTAL (EXCLUDING
  GAS TRANSPORTED)
Residential                               57.3         55.3         55.6         55.5        54.5
Small general service                     32.9         33.0         31.6         31.5        30.6
Large general service                      6.2          8.4          8.9         12.2        12.8
Sales for resale and other                 3.6          3.3          3.9          0.8         2.1
                                   -----------   ----------   ----------   ----------   ---------
  Total                                  100.0        100.0        100.0        100.0       100.0
                                   -----------   ----------   ----------   ----------   ---------
                                   -----------   ----------   ----------   ----------   ---------

RETAIL GAS SALES BY JURISDICTION (%)
Iowa                                      78.0         76.6         74.5         73.4        74.1
Illinois                                  10.7         11.9         11.4         11.6        11.8
South Dakota                              10.6         10.8          5.4          2.2         2.0
Other                                      0.7          0.7          8.7         12.8        12.1

CUSTOMERS (END OF YEAR)
Residential                            541,732      535,301      526,863      552,660     542,084
Small general service                   57,207       55,855       54,972       54,918      54,189
Large general service                      830          876          868        1,020       1,059
Gas transported and other                1,128          171          128          123          98
                                   -----------   ----------   ----------   ----------   ---------
  Total                                600,897      592,203      582,831      608,721     597,430
                                   -----------   ----------   ----------   ----------   ---------
                                   -----------   ----------   ----------   ----------   ---------

ANNUAL AVERAGES PER RESIDENTIAL
  CUSTOMER
Revenue per MMBtu                  $      4.90   $     5.25   $     5.27     $   5.04    $   4.70
MMBtu sales                                106          103          111          103         108

HEATING DEGREE DAYS
Actual                                   6,841        6,565        7,097        6,302       6,505
Percent colder (warmer) than normal        0.9         (3.5)         3.2         (8.7)       (7.3)

COST PER MMBTU                     $      2.80   $     3.30   $     3.36    $    3.22    $   3.05
